EXHIBIT 2.1

______________________________________________________________________________

Agreement and Plan of Merger
dated as of November 19, 2021
by and among
ProKarma Holdings Inc.,
Concentrix Corporation,
CNXC Merger Sub, Inc.
and
Carlyle Partners VI Holdings, L.P.,
as the Seller Representative

______________________________________________________________________________

Table of Contents

Exhibits
Exhibit A    Restrictive Covenant Agreement
Exhibit B-1    Stockholder Consent
Exhibit B-2    Joinder Agreement
Exhibit C    Escrow Agreement
Exhibit D    Certificate of Merger
Exhibit E    Option and RSU Surrender Agreement

Schedule A    Operational Shareholders
Schedule B     Significant Stockholders
Schedule C    Employees

Agreement and Plan of Merger
This Agreement and Plan of Merger (this “Agreement”), is made as of November 19, 2021, by and among Concentrix Corporation, a Delaware corporation (“Buyer”), CNXC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”, and together with Buyer, the “Buyer Parties”), ProKarma Holdings Inc., a Delaware corporation (the “Company”), and Carlyle Partners VI Holdings, L.P., a Delaware limited partnership, solely in its capacity as a representative of the Securityholders (as defined below) (the “Seller Representative”).
Whereas, Buyer has formed Merger Sub, solely for the purpose of effecting a merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the Company, as such, is sometimes referred to herein in such capacity as the “Surviving Company”, and such merger, the “Merger”) and becoming a wholly-owned subsidiary of Buyer as a result of the Merger, on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);
Whereas, the respective boards of directors of Buyer, Merger Sub and the Company have approved and declared advisable, and recommended for approval by its stockholders, this Agreement and the Merger, and each of the other transactions contemplated hereby, and Buyer, as the sole stockholder of Merger Sub, has approved this Agreement, the Merger and each of the other transactions contemplated hereby;
Whereas, concurrently with the execution of this Agreement, and as a material inducement to the willingness of the Buyer to enter into this Agreement, the operational shareholders set forth on Schedule A have entered into and delivered to Buyer a noncompetition and nonsolicition agreement in substantially the form attached hereto as Exhibit A, such agreement which shall be effective upon the Closing; and
Whereas, promptly following the execution and delivery of this Agreement, the Company shall deliver to Buyer a written consent evidencing the stockholder approval, in the form attached hereto as Exhibit B-1 (the “Stockholder Consent”) and the joinder and support agreement substantially in the form attached hereto as Exhibit B-2 (the “Joinder Agreement”) executed by Stockholders holding shares of Company Common Stock sufficient to provide the requisite affirmative vote of the Stockholders in accordance with the DGCL and the Company’s certificate of incorporation (including the significant stockholders set forth on Schedule B) approving and adopting this Agreement and the consummation of the Merger and the other transactions contemplated hereby (the “Requisite Stockholder Approval”);
Now, Therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Article I
Definitions
For purposes of this Agreement, the following terms have the meanings specified or referenced below.
1.1Defined Terms. As used herein, the following terms shall have the following meanings.
“ABC Shareholder Agreement” means that certain Shareholders’ Agreement, dated as of April 16, 2010 by and among PKUSA Holdings, LLC, ABC Consulting and the other parties thereto, as amended March 31, 2021.

“Accounting Principles” means, (i) GAAP, (ii) the accounting methods, policies, principles, practices, procedures, classifications, judgments and estimation methodologies used in the Financial Statements for the year ended December 31, 2020 (including normal year-end adjustments such as the adjustment for highly inflationary accounting for ABC Consulting and Argentine operations), and (iii) the accounting methods, policies, practices, and procedures specifically described in the sample calculation of Net Working Capital set forth on Schedule 1.1(e) (and reflecting the adjustments set forth therein), in each case, disregarding any changes in assets or liabilities as a result of purchase or other non-cash accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby or the financing thereof (other than in respect of liabilities or obligations released or otherwise terminated at Closing, which shall be given effect); provided, that in the event of conflict, the accounting methods, policies, principles, practices and procedures (A) described in clause (iii) shall prevail over those described in clause (ii) and clause (i) and (B) described in clause (ii) shall prevail over those described in clause (i). For the avoidance of doubt, the Accounting Principles shall not take into account the application of ASU No. 2016-02 or otherwise include accruals for capitalized obligations under real property leases.
“Accrued Income Taxes” means an aggregate amount (which aggregate amount computed with respect to all jurisdictions shall not be less than zero in the aggregate, but can, for clarity’s sake, be less than zero with respect to any given jurisdiction) equal to (a) the unpaid Income Tax liabilities of the Company and its Subsidiaries (whether or not such Taxes are due and payable on or before the Closing Date) minus (b) any overpayment by the Company or its Subsidiaries of Income Taxes as of the Closing Date, in each case for purposes of clauses (a) and (b), with respect to any applicable jurisdiction computed only for taxable periods ending on December 31, 2020 and for taxable periods (or portions thereof in the case of any Straddle Period) ending on and including the Closing Date. Accrued Income Taxes shall be calculated (i) in accordance with the past practices (including any reporting positions, elections, and accounting and valuation methods) of the Company and its Subsidiaries in preparing such Tax Returns for Income Taxes, (ii) excluding (A) any deferred Tax liabilities (including any such Tax liabilities in respect of deferred revenue) and deferred Tax assets (except to the extent such deferred Tax assets are utilized as provided for in (iii) of this definition), (B) any liabilities in respect of deferred, speculative or contingent Taxes or with respect to uncertain Tax positions, (C) any Income Tax liabilities resulting from actions taken by Buyer, the Company, their Subsidiaries, or any of their respective Affiliates on the Closing Date after the Closing (or which is effective on the Closing Date after the Closing) outside the ordinary course of business or in connection with financing the transactions contemplated by this Agreement, (D) any election made after the Closing Date that increases the amount of income realized in (or Tax payable for) a Pre-Closing Tax Period, and (E) any Income Taxes otherwise taken into account in calculating Company Debt, Net Working Capital or Company Transaction Expenses, (iii) including any net operating losses, any estimated (or other prepaid) Income Tax payments and any overpayments of Income Taxes, Income Tax credits, Income Tax refunds, Income Tax amortization, and other, similar Income Tax assets, deductions, or offsets with respect to any Pre-Closing Tax Period (in each case, other than any estimated tax payments included as Company Cash pursuant to clause (C) of the definition thereof), (iv) including the effect of any Transaction Tax Deductions as if such Transaction Tax Deductions are taken into account as a deduction in such taxable periods, (v) solely with respect to each jurisdiction in which the Company or its Subsidiaries has previously filed a Tax Return as of the 2020 Tax year (and any jurisdiction in which the Company or its Subsidiaries first becomes required to file a Tax Return as a result of actions or transactions taken or entered into after December 31, 2020 and prior to the Closing), (vi) without regard to any income attributable to deferred revenue (or other deferred amounts) from a Pre-Closing Tax Period except to the extent recognized for applicable Tax purposes in a Pre-Closing Tax Period, and (vii) be determined in accordance with Section 7.1(c) in the case of any Straddle Period.
“Acquisition Proposal” means, other than the transactions contemplated hereby, any inquiry, proposal or offer for (a) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets or business of the Company and its Subsidiaries on a consolidated basis to any Person or group of related Persons, taken as a whole, whether by merger, consolidation, business combination, stock or asset sale, disposition, similar transaction or otherwise, other than the sale of their respective products or services in the ordinary course of business, or (b) any acquisition, whether by tender offer, share exchange, merger or in any other manner, by any Person or group of related Persons, in one or a series of related transactions, of more than 20% of the total equity securities (determined by either total voting power or fair market value) of the Company.
“Adjustment Escrow Amount” means an aggregate amount equal to $5,000,000.
“Adjustment Escrow Funds” means the funds from time to time held by the Escrow Agent pursuant to the Escrow Agreement.
“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified or one or more Affiliates thereof. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. Notwithstanding the foregoing, the “portfolio companies” of Carlyle Partners VI, L.P. and any other affiliated funds shall be deemed not to be Affiliates of the Company and its Subsidiaries except for purposes of Section 3.22 with respect to Contracts not on arms-length commercial terms.
“Aggregate Option Exercise Price” means the aggregate price that the holders of Vested Eligible Options would be required to pay as purchase price to exercise for cash all such Vested Eligible Options outstanding immediately prior to the Effective Time.
“Applicable Foreign Competition Laws” shall mean laws of any foreign governmental body or international institution that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade and are applicable to the Agreement.
“Assumed Debt” means all Company Debt other than that set forth on Schedule 1.1(a).
“Business Day” means any day other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed or any day on which banks in the city of New York, New York are required or permitted to close.
“Buyer Material Adverse Effect” means any event, development, change, effect or condition that, individually or in the aggregate with all other events, developments, changes, effects and conditions, prevents or materially impairs, or would reasonably be expected to prevent or materially impair, Buyer or Merger Sub from performing their respective material obligations under this Agreement or consummating the transactions as contemplated hereby prior to the End Date.
“CERCLA” has the meaning set forth in the definition of “Environmental Laws.”
“Change of Control Payments” means, collectively (but without duplication), any and all management sale bonuses, transaction bonuses, change of control or similar compensatory payments due or payable by the Company or any Company Subsidiary to any Company Employee solely as a result of the consummation of the transactions contemplated hereby or the entry into or adoption of this Agreement; provided, that, any of the foregoing payments that (i) are arranged by Buyer or any of its Affiliates or (ii) would not be due or payable but for an event or circumstance (such as termination of employment) following the Closing shall not, in either case, be a Change of Control Payment.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations issued by the IRS pursuant thereto.
“Company Cash” means (A) any and all cash, cash equivalents and marketable securities (and specifically including all restricted cash) of the Company and its Subsidiaries, in each case, as of 12:01 a.m. Portland, Oregon time on the Closing Date determined on a consolidated basis in accordance with the Accounting Principles (and before taking account of the consummation of the transactions contemplated hereby and any use or transfer of any cash or cash equivalents at or after the Closing by Buyer, Merger Sub, the Company and its Subsidiaries) plus (B) the aggregate net positive amount, if any, of the interest rate protection agreements, foreign currency exchange agreements, forward contracts or other interest, exchange rate or commodity hedging or swap agreements to which the Company or any of its Subsidiaries is a party (including, without limitation, any interest rate agreement and currency agreement, whether entered into for hedging or speculative purposes) determined as of 12:01 a.m. Portland, Oregon time on the Closing Date in a manner consistent with the accrual calculated with respect to financial instruments of such type for the Financial Statements and in accordance with past practice (based on a “mark to market” approach) plus (C) the aggregate amount of all estimated income Tax payments made by the Company and its Subsidiaries prior to the Closing with respect to their respective taxable periods (or portions thereof) ending during the 2021 calendar year. For the avoidance of doubt, Company Cash shall (i) be calculated net of issued but uncleared checks and drafts, (ii) include checks and drafts deposited for the account of the Company and its Subsidiaries which have not cleared as of the time of determination and (iii) include deposits in transit and post-dated checks for the account of ABC Consulting.
“Company Common Stock” means the common stock, par value $0.01, of the Company.
“Company Debt” means, on a consolidated basis and without duplication, (a) indebtedness of the Company and its Subsidiaries for borrowed money, including any prepayment premiums or penalties or breakage costs or similar amounts, (b) all monetary liabilities and obligations (including accrued and unpaid interest) under leases of the Company or any of its Subsidiaries historically capitalized in accordance with the past practices of the Company and its Subsidiaries, (c) any obligations of the Company or any of its Subsidiaries pursuant to any surety bond or performance bond to the extent that a claim for funding pursuant to any such surety bond or performance bond by the issuer thereof against the Company or its Subsidiaries is pending, (d) any indebtedness and monetary liabilities and related costs or obligations of the Company or any of its Subsidiaries under any interest rate protection agreements, foreign currency exchange agreements, forward contracts or other interest, exchange rate or commodity hedging or swap agreements, with the amount of such Company Debt being deemed to equal the aggregate net negative amount, if any, of such agreements to which the Company or any of its Subsidiaries is a party (including, without limitation, any interest rate agreement and currency agreement, whether entered into for hedging or speculative purposes) determined as of 12:01 a.m. Portland, Oregon time on the Closing Date in a manner consistent with the accrual calculated with respect to financial instruments of such type for the Financial Statements and in accordance with past practice (based on a “mark to market” approach), (e) any letters of credit issued on behalf of the Company or any of its Subsidiaries but only to the extent drawn, (f) Accrued Income Taxes (if any), (g) the outstanding principal and accrued but unpaid interest pursuant to Section 2.2(b) of that certain Stock Purchase Agreement described on Schedule 1.1(c) (the “ABC Notes”) and (h) all obligations of the type referred to in clauses (a) through (g) of any Persons the payment of which the Company or any of its Subsidiaries are responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise. Notwithstanding the foregoing, “Company Debt” shall not (A) include (1) inter-company indebtedness (x) exclusively among any of the Company or one or more of its Subsidiaries, on the one hand, and one or more of its Subsidiaries, on the other hand and/or (y) exclusively among any of the Company or one or more of its

Subsidiaries, on the one hand, and any equityholder of the Company or any of its Affiliates, on the other hand, which are eliminated and terminated as of the Closing, (2) any deferred revenue, customer deposits, deferred rent or non-capitalized leases (determined in accordance with the historical treatment thereof by the Company and its Subsidiaries and past practices thereof), (3) any indebtedness arranged by Buyer or any of its Affiliates, (4) any letter of credit, surety bond or performance bond to the extent undrawn or for which a funding claim has not been made that is pending, (5) any liabilities associated with the gratuity plan or encashment leave provided by the Company or its Subsidiaries to employees in India, (6) any unpaid obligations of the Company for Taxes under Code Section 965, (7) Company Transaction Expenses, (8) any earn-outs or bonuses (including retention payments) or other post-closing obligations incurred in connection with the transactions and acquisitions described on Schedule 1.1(b) or (9) to the extent not included in clause (a) above, any prepayment premiums or penalties or breakage costs or similar amounts (but without limiting any such amounts to the extent included in the Debt Payoff Amount with respect to indebtedness to be repaid in connection with the Closing pursuant to this Agreement) (B) take into account the application of ASU No. 2016-02 or otherwise include capitalized obligations under real property leases.
“Company Debt Amount” means (i) the Debt Payoff Amount, plus (ii) the Accrued Income Taxes, plus (iii) the amount accruable, as of 12:01 a.m., Portland, Oregon time on the Closing Date, by the Company and its Subsidiaries (determined on a consolidated basis in accordance with the Accounting Principles) with respect to all Assumed Debt other than the Accrued Income Taxes plus (iv) the ABC Notes (to the extent not included in (i) – (iii) above).
“Company Material Adverse Effect” means any event, development, occurrence, change or effect that, individually or in the aggregate, has had or would be reasonably be expected to have a material adverse effect on the business, assets, financial condition, or results of operations of the Company and its Subsidiaries taken as a whole, other than, (i) any event, development, occurrence, change or effect directly resulting from any of the following: (1) changes in general business, regulatory, economic, financial, banking or securities market conditions, including changes in interest or exchange rates, (2) general changes or developments in the industries in which the Company and its Subsidiaries operate, (3) the announcement of the transactions contemplated by this Agreement, (4) actions required under this Agreement to obtain any approval or authorization under applicable Laws for the consummation of transactions contemplated by this Agreement, including Competition/Investment Laws, (5) changes in GAAP or applicable Laws or the enforcement of any of the foregoing or any COVID-19 Measures or any changes after the date hereof in such COVID-19 Measures, (6) the performance by the Company or any of its Subsidiaries of their obligations under this Agreement and actions or omissions required by this Agreement, (7) any hostilities, act of war, or military actions, or any escalation or worsening of any such hostilities, act of war, or military actions, (8) any pandemic, epidemic, disease or contagion outbreaks (including the COVID-19 Pandemic) or worsening thereof or any COVID-19 Measures, earthquakes, hurricanes, floods, tsunamis and other natural disasters or other natural conditions or weather-related events, circumstances or developments, (9) any criminal activities, acts of terrorism, cyberattacks or sabotage by third parties, (10) any violation or breach of this Agreement by Buyer or Merger Sub or (11) any matter or event which is known by Buyer or Merger Sub (or of which Buyer or Merger Sub has been notified) as of the date hereof, except, in the case of the foregoing clauses (1), (2), (5), (6), (7), (8) or (9), to the extent such changes or developments referred to therein have, or would reasonably be expected to have, a materially disproportionate impact on the Company and the Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its Subsidiaries operate or (ii) any failure of the Company and its Subsidiaries to meet internal or published projections, expectations, budgets, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure may (unless otherwise excluded pursuant to the exclusions described in clause (i) above) be considered in determining whether there is a Company Material Adverse Effect).
“Company RSU” means each restricted stock unit denominated in Company Common Stock and payable in Company Common Stock, issued by the Company.

“Company Transaction Expenses” means all costs, fees and expenses incurred at or prior to the Closing by the Company and its Subsidiaries in connection with the preparation, execution, negotiation and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, (a) all such fees and expenses of all representatives of the Company in connection therewith, including attorneys, accountants, consultants and financial advisors (including Alston & Bird LLP and Credit Suisse Securities (USA) LLC), (b) any employer payroll taxes with respect to any bonus or transaction fee, Change of Control Payments, retention, compensatory or similar payment (including with respect to the portion of the Merger Consideration or other distributions to be made to the holders of Options following the Closing) that becomes payable to an employee or director of the Company as a result of transactions contemplated hereby, (c) all costs, fees, expenses and other payments, if any, payable or reimbursable by or on behalf of the Company or any of its Subsidiaries at or prior to the Closing pursuant to that certain Consulting Services Agreement, dated as of October 31, 2016, by and among the Company, ProKarma, Inc., and Carlyle Investment Management L.L.C. and (d) Indirect Transfer Taxes and Transfer Taxes. In no event, however, will any obligations incurred at the express written direction of Buyer, Merger Sub or any of their respective Affiliates (including the Company and its Subsidiaries following the Closing), any filing fees under any Competition/Investment Laws (including with respect to the filings contemplated by Section 6.2(b)) or any obligations incurred by the Company or any Company Subsidiary after the Closing, or any amounts payable by Buyer or the Company in connection with the “tail” policy pursuant to and in accordance with Section 6.4(c), be considered Company Transaction Expenses.
“Competition/Investment Law” means any Law that is designed or intended to prohibit, restrict or regulate foreign investment or mergers or acquisitions, antitrust, monopolization, restraint of trade or competition, including the HSR Act, DPA and Applicable Foreign Competition Laws.
“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral) that is legally binding (but excluding purchase orders, statements of work and service orders entered into in the ordinary course of business).
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, vaccination requirement, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Body, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.
“COVID-19 Pandemic” means SARS-CoV-2 or COVID-19 pandemic, including any future resurgence, variants or evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“Earnout Adjustment Amount” means the sum of all of the potential earnout payment, bonus (including retention payments) or other post-closing or deferred purchase price obligations of the Company, which are described on (and in the amounts set forth on) Annex A to Schedule 1.1(b), but only with respect to those that have not been paid, satisfied, terminated or forfeited prior to the Closing.
“Eligible Company RSU” means each Company RSU (or portion thereof) that is issued and outstanding immediately prior to the Effective Time.
“Eligible Options” means all Options outstanding immediately prior to the Effective Time having an exercise price per share immediately prior to the Effective Time that is less than the Per Share Closing Consideration, irrespective of whether they are vested or unvested as of the Effective Time.
“Employee Benefit Program” means collectively, “employee benefit plans” (as defined in Section 3(3) of ERISA) and material fringe benefit plans sponsored, maintained or contributed to by the Company or any of its Subsidiaries and in which the employees of the Company or any of its Subsidiaries participate or are entitled to participate as of the date hereof; provided, however, that the term “Employee Benefit Program” shall not include any employment, one-off bonus or consulting agreements or any other agreements between a single employee, consultant or director and the Company or any of its Subsidiaries or any plan, program or arrangement that is mandated and maintained by a Governmental Body to the extent funded by employment Taxes, social or national insurance contributions or similar obligations.
“Environmental Laws” means all applicable Laws for controlling pollution or protecting the environment, or natural resources, including, without limitation the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”), and the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., (“RCRA”).
“Escrow Agent” means U.S. Bank, National Association, a national banking association, or if it refuses or fails to execute the Escrow Agreement at Closing, another national bank reasonably acceptable to Buyer and the Seller Representative.
“Escrow Agreement” means the Escrow Agreement, in substantially the form attached hereto as Exhibit C, to be entered into prior to, or contemporaneously with, the Closing by Buyer, the Seller Representative and the Escrow Agent or, if the Escrow Agent refuses or fails to execute the Escrow Agreement at Closing, an Escrow Agreement that is reasonably acceptable to Buyer and the Seller Representative to be entered into prior to, or contemporaneously with, the Closing by Buyer, the Seller Representative and the Escrow Agent.
“Fraud” means actual, intentional and knowing common law fraud under Delaware law in the representations and warranties in Article III and Article IV (each as qualified by the Schedules), and specifically excluding equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, unjust enrichment, or any tort claims (including fraud) or other claim based on negligence or recklessness (including based on constructive knowledge or negligent misrepresentation) or any other equitable fraud claim. For purposes of this Agreement, a claim for Fraud may only be made against the Person committing such Fraud or against a Person with actual knowledge (with no duty of investigation or imputed knowledge) of such Fraud.
“Fully Diluted Shares” means the sum of (i) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, plus (ii) the aggregate number of additional shares of Company Common Stock that would be issued and outstanding as of immediately prior to the Effective Time if all Vested Eligible Options outstanding as of immediately prior to the Effective Time were exercised in full by paying the applicable exercise price in cash, plus (iii) the aggregate number of additional shares of Company Common Stock that would be issued and outstanding as of immediately prior to the Effective Time if all Eligible Company RSUs outstanding as of immediately prior to the Effective Time were converted on a one-to-one basis into shares of Company Common Stock, in each case, including any Dissenting Shares.
“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied in a manner consistent with the Financial Statements.
“Hazardous Material” means any waste, petroleum, petroleum product, asbestos, toxic substance, radioactive materials, polychlorinated biphenyls, lead and lead-based paint, toxic mold or any other material or substance defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” contaminant,” or “pollutant” within the meaning of any Environmental Law, including, without limitation, RCRA hazardous wastes and CERCLA hazardous substances.

“Indirect Transfer Taxes” means any Tax owing by the Company or its Subsidiaries, including any Tax owing in India, as a result of an indirect transfer of the shares or the assets of any of the Subsidiaries, together with all costs of filing, payment, audit and review.
“Income Taxes” means any Tax imposed on or determined with reference to gross or net income or profits or other similar Tax (including any franchise Taxes imposed in lieu of any income Tax).
“IRS” means the Internal Revenue Service of the United States, or any successor agency, and, to the extent relevant, the United States Department of the Treasury.
“Knowledge” means, with respect to (i) the Company and its Subsidiaries (for matters on or prior to Closing) the actual knowledge of the Specified Officers and (ii) the Company (for matters following the Closing) or Buyer, the actual knowledge of its officers, in each case, after reasonable inquiry.
“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, code, rule, regulation, decree or other legal requirement of any Governmental Body.
“Lien” means any lien, encumbrance, pledge, community property interest, mortgage, deed of trust, security interest, charge, easement, right of way, encroachment or servitude.
“Loss” or “Losses” means any liabilities, losses, damages, assessments, judgments and costs or expenses (including reasonable out-of-pocket expenses for investigation and defense and reasonable attorneys’ fees).
“Net Working Capital” means an amount equal to (i) the aggregate current assets of the Company and its Subsidiaries determined on a consolidated basis as of 12:01 a.m. Portland, Oregon time on the Closing Date in accordance with the Accounting Principles (provided that, for this purpose current assets will not include any Company Cash, accruals with respect to hedging arrangements, income or deferred Tax assets, intercompany accounts solely among the Company and its Subsidiaries or other line items not set forth in the calculation thereof on Schedule 1.1(e)) less (ii) the aggregate current liabilities of the Company and its Subsidiaries determined on a consolidated basis as of 12:01 a.m. Portland, Oregon time on the Closing Date in accordance with the Accounting Principles (provided that, for this purpose current liabilities will not include any Company Debt, deferred debt issuance costs, income or deferred Tax liabilities, deferred payroll Taxes, unpaid obligations of the Company for Taxes under Code Section 965, Company Transaction Expenses, accruals in respect of obligations terminated in connection with the Closing, accruals with respect to hedging arrangements, accruals with respect to earn-outs, bonuses (including retention payments) or other post-closing or deferred purchase price obligations incurred in connection with the transactions and acquisitions described on Schedule 1.1(b), intercompany accounts solely among the Company and its Subsidiaries or other line items not set forth in the calculation thereof on Schedule 1.1(e)); provided, further, that the amount of any Taxes to be included in Net Working Capital shall be calculated in accordance with the past practice (including reporting positions, elections and accounting methods) of the Company and its Subsidiaries and only for those jurisdictions in which the Company or its Subsidiaries previously filed a Tax Return as of the 2020 Tax year  (and any jurisdiction in which the Company or its Subsidiaries first becomes required to file a Tax Return in 2021 as a result of actions or transactions taken or entered into after December 31, 2020 and prior to the Closing Date). A sample calculation of Net Working Capital as of September 30, 2021 is attached hereto as Schedule 1.1(e), and the determination of actual Net Working Capital will take into account only those components (i.e., only those line items) reflected thereon and each of which will be determined on a consolidated basis as of 12:01 a.m. Portland, Oregon time on the Closing Date in accordance with the Accounting Principles.
“Non-Disclosure Agreement” means that certain Confidentiality Agreement, dated as of September 7, 2021, by and between Buyer and the Company.

“Option” means each option to purchase or otherwise acquire Company Common Stock or which otherwise would require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock, whether issued pursuant to any of the Stock Option Plans or otherwise.
“Optionholder” means a Person who is the record owner of any Options.  For the avoidance of doubt, a Person who has exercised an Option (whether or not contingent on the Closing) prior to the Effective Time shall not be considered an Optionholder with respect to such Option.
“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or other similar requirement issued, made or approved by any Governmental Body or arbitrator.
“Party” or “Parties” means, individually or collectively, Persons executing this Agreement on the signature page hereto, including, without limitation, Buyer, Merger Sub, the Company, the Seller Representative, and their successors and permitted assigns.
“Paying Agent” means PNC, or if it refuses or fails to execute the Paying Agent Agreement at Closing, another national bank reasonably acceptable to Buyer and the Seller Representative.
“Paying Agent Agreement” means an agreement by and between the Paying Agent, Buyer and the Seller Representative, in a customary form and reasonably acceptable to Buyer and the Company, to be entered into prior to, or contemporaneously with, the Closing.
“Permitted Liens” means: (a) statutory Liens for Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or any Company Subsidiary, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business not yet delinquent, or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or any Company Subsidiary, (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Body and affecting real property (including the leased premises under any Real Property Lease), other than those which materially and adversely impact the present use of such real property by, or the present operation of the business of, the Company and its Subsidiaries thereon, (d) encumbrances, easements, servitudes and other restrictions on real property (including covenants, restrictions, rights-of-way, easements and other similar matters) affecting real property (including the leased premises under any Real Property Lease), other than those which materially and adversely impact the present use of such real property by, or the present operation of the business of, the Company and its Subsidiaries thereon, (e) Liens in favor of lessors or landlords arising under any Real Property Lease or arising under statutory or common Law to secure landlords, lessors or renters under leases or rental agreements, (f) Liens which are imposed on the underlying fee or other interest in real property subject to a real property lease, (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws, (h) liens on goods in transit incurred pursuant to documentary letters of credit, (i) purchase money Liens or Liens arising under leases of personal property or equipment in favor of the owner thereof securing rental payments, (j) Liens imposed under applicable securities Laws, (l) non-exclusive licenses to Intellectual Property Assets, (k) Liens that will be released upon payment of the Debt Payoff Amount, (l) Liens securing obligations under the Assumed Debt and (m) any Liens created by or through Buyer or any of its Affiliates (including the Company and its Subsidiaries following the Closing).
“Per Share Closing Consideration” means the amount determined by dividing (A) the Estimated Merger Consideration, minus the sum of (x) Adjustment Escrow Amount and (y) the Seller Representative Expense Fund Amount, by (B) the number of Fully Diluted Shares.
“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

“Post-Closing Payments” means, collectively, (a) the amount, if any, of the Adjustment Escrow Funds to be released for the benefit of the Securityholders pursuant to Section 2.10(e), (b) the excess (if any) of the finally determined Merger Consideration over the Estimated Merger Consideration and (c) the amount, if any, of the Seller Representative Expense Fund to be released for the benefit of the Securityholders pursuant to Section 11.18(b).
“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable year or period ending on and including the Closing Date.
“Pro Rata Share” means, with respect to a particular Securityholder, an amount represented by a fraction, expressed as a percentage (i) the numerator of which is equal to the sum of (a) the aggregate number of shares of Company Common Stock that such Securityholder owns of record as of immediately prior to the Effective Time, plus (b) the number of shares of Company Common Stock underlying all Vested Eligible Options held by such Securityholder as of immediately prior to the Effective Time, plus (c) the number of shares of Company Common Stock underlying all Eligible Company RSUs held by such Securityholder as of immediately prior to the Effective Time and (ii) the denominator of which is the number of Fully Diluted Shares, in each case, including any Dissenting Shares.
“Proceeding” means any action, claim, arbitration, hearing, litigation or suit (whether civil, criminal, administrative or investigative) by or before any Governmental Body or arbitrator.
“Qualified” means any representation or warranty which is subject to a “materiality,” “material,” “material adverse effect”, “Buyer Material Adverse Effect,” “Company Material Adverse Effect,” “in all material respects” or similar qualification based on the word “material” or derivative thereof, whether used alone or in a phrase that has a similar impact or effect (but not including knowledge or Knowledge); and the use of any such term shall be deemed to be a “Qualification”; provided, that, the use of the word “material” when used in (A) the second sentence of Section 3.5, (B) the defined terms “Buyer Material Adverse Effect” and “Company Material Adverse Effect” or (C) the definitions of “Buyer Material Adverse Effect” and “Company Material Adverse Effect” shall not be a “Qualification”.
“RCRA” has the meaning set forth in the definition of “Environmental Laws.”
“Representatives” means, with respect to a particular Person, any officers, directors, employees, partners, members, managers, stockholders, attorneys, accountants, advisors, agents and other representatives of such Person.
“Securityholder” means a Stockholder, Optionholder, or RSU Holder, each as of immediately prior to the Effective Time, and all such holders, collectively, the Securityholders.
“Seller Representative Expense Account” means the account maintained by the Seller Representative into which the payment required in accordance with Section 2.9(b)(iii) shall be made and any successor account in which the Seller Representative Expense Fund shall be held by the Seller Representative.
“Seller Representative Expense Fund” means $1,000,000 or such other number as is mutually agreed by the Company and Seller Representative prior to the Closing and set forth in the Estimated Closing Statement (the “Seller Representative Expense Fund Amount”), and any earnings on such amount, as such amount may be reduced from time to time by payments made therefrom in accordance with the terms of this Agreement.
“Specified Officers” means Dinesh Venugopal, Anjan Sur, Vivek Kumar and Vijay Iuju.

“Spread Value” means, with respect to a Vested Eligible Option, an amount equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Vested Eligible Option immediately prior to the Effective Time, multiplied by (y) the excess, if any, of the Per Share Closing Consideration over the exercise price per share of Company Common Stock under such Option.
“Stockholder” means a record holder of Company Common Stock.
“Stockholder Debt” means the amount owing to the Company or a Company Subsidiary as of the Closing pursuant to those certain promissory notes described on Schedule 1.1(d).
“Stockholders Agreement” means that certain Stockholders Agreement, dated as of September 10, 2016, by and among the Company and certain stockholders of the Company (as the same may be amended from time to time).
“Stock Option Plan” means the Company’s 2016 Long-Term Incentive Plan, as amended.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity, or of which the specified Person controls the management.
“Target Net Working Capital” means $25,000,000.
“Transaction Documents” means this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Certificate of Merger, the Letters of Transmittal, Joinder Agreement, the certificates to be delivered at the Closing pursuant to Section 8.2(d) and Section 8.3(c) and all other documents, instruments and certificates contemplated by this Agreement to be delivered in connection with this Agreement or the consummation of the transactions contemplated hereby.
“Transaction Tax Deductions” means the sum of all items of losses and deductions, to the extent deductible for Tax purposes and without duplication, resulting from, or attributable to any payment to be made by or on behalf of the Company or its Subsidiaries in connection with or in anticipation of the transactions contemplated by this Agreement, the vesting, cancellation or exercise of Options or Company RSUs or the payments made in respect thereof, the payment of the Merger Consideration or the repayment or satisfaction of the Company Debt, including (a) the payment or vesting of any Company Transaction Expenses (regardless of whether such items remain unpaid as of Closing) or amounts that would be Company Transaction Expenses except for the fact that such expenses were paid prior to the Closing, (b) the repayment of Company Debt at Closing or as otherwise contemplated by this Agreement (including any amounts treated as interest for U.S. federal income tax purposes and including any capitalized financing fees, costs and expenses that become currently deductible as a result thereof), (c) payment of any other bonuses, severance payments, retention payments or similar payments made by the Company or its Subsidiaries on or prior to the Closing Date or included in the computation of the Company Transaction Expenses, Company Debt or Net Working Capital, (d) any transaction costs (other than Company Transaction Expenses) of the Company or its Subsidiaries with respect to the transactions contemplated hereby that were paid on or prior to the Closing Date, in each case to the extent any such amounts, expenses, or payments were economically borne by the Company or any of its Subsidiaries or were taken into account in the determination of, and reduced, the Merger Consideration (including, for the avoidance of doubt, by virtue of being included in the calculation of Company Debt or Net Working

Capital) and (e) any payment of compensation, or vesting of compensation or property, in each case, that arises from or in connection with any of the transactions contemplated by this Agreement.
“Transfer Taxes” means any and all transfer, Indirect Transfer, documentary, sales, use, stock, filing, permit, license, stamp, registration, value added, recording and other similar Taxes and fees (including all recording expenses and notarial fees) payable by reason of the transactions contemplated by this Agreement or attributable to the Merger under this Agreement (other than income or capital gains tax of the Securityholders or their respective members).
“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code, as such regulations may be amended from time to time.
“Vested Eligible Option” means each Eligible Option (or portion thereof) that is issued and outstanding immediately prior to the Effective Time and vested or which would vest at the Closing by virtue of the closing of the transactions contemplated by this Agreement and continued service by the Optionholder through such date (provided such service continues through such date), including any Eligible Options (or portion thereof) that are vested or are to become vested in connection with the Closing as a result of voluntary action of the Board of Directors of the Company (or a committee thereof) prior to the Closing.
1.2Additional Defined Terms. In addition, the following terms have the meanings specified in the indicated Section of this Agreement:

Term	Section
280G Disclosure	5.4
280G Payments	5.4
280G Stockholder Vote	5.4
ABC Consulting	2.10(f)
ABC Notes	1.1
Administrative Costs	11.19(a)
Agreement	Preamble
Assumptions	4.6
Audited Balance Sheets	3.5
Balance Sheet Date	3.5
Base Consideration	2.2
Business Systems	3.14(d)
Buyer	Preamble
Buyer Parties	Preamble
Certificate of Merger	2.3
Chosen Courts	11.7
Claims	6.4(d)
Closing	2.9(a)
Closing Date	2.9(a)
Closing Option Consideration	2.7(c)(i)
Closing Payment Spreadsheet	2.8(b)
Closing RSU Consideration	2.7(c)(iii)
Closing Statement	2.10(a)
Company	Preamble
Company Employees	6.6(a)
Company Intellectual Property Assets	3.14(d)

Company Subsidiary	3.3
Company Transaction Expense Amount	2.2(g)
Contracting Party	11.15
Copyrights	3.14(d)(iii)
D&O Indemnified Parties	6.4(a)
Data Security Laws	3.14(d)
Debt Financing	6.12
Debt Payoff Amount	2.8(a)
Disputed Items	2.10(c)
Dissenting Holders	2.7(b)(iii)
Dissenting Shares	2.7(b)(iii)
DGCL	Recitals
Effective Time	2.3
End Date	10.1(b)
ERISA	3.11(c)
Estimated Closing Statement	2.9(b)
Estimated Merger Consideration	2.9(b)
Financial Statements	3.5
Governmental Body	3.4
HSR Act	3.4
Independent Accounting Firm	2.10(c)
Intellectual Property Assets	3.14(d)
Joinder Agreement	Recitals
Letter of Transmittal	2.11(a)
Marks	3.14(d)(ii)
Merger	Recitals
Merger Consideration	2.2
Merger Sub	Preamble
Nonparty Affiliates	11.15
Patents	3.14(d)(i)
Payoff Letters	2.8(a)
Permits	3.17(a)
Personal Information	3.14(d)
Post-Closing Plans	6.6(b)
Pre-Closing Period	5.1(a)
Projections	9.3(b)
Protest Notice	2.10(c)
Real Property Lease	3.12(c)
Releasee	6.4(d)
Releasor	6.4(d)
Requisite Stockholder Approval	Recitals
RSU Holders	2.9(b)
Schedules	11.2
Seller Representative	Preamble
Significant Contracts	3.13
Significant Customer	3.19(a)
Significant Supplier	3.20(a)
Stockholder Consent	Recitals
Stockholder Debt Amount	2.2(d)

Surviving Company	Recitals
Tax Returns	3.10(a)
Taxes	3.10(a)
Taxing Authority	3.10(a)
Third Party Rights	3.14(a)(iii)
Trade Secrets	3.14(d)(iv)
Waived 280G Benefits	5.4

1.3Other Definitional and Interpretive Matters. Unless otherwise expressly provided in this Agreement, for purposes of this Agreement, the following rules of interpretation shall apply:
(a)Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(b)Dollars. Any reference in this Agreement to $ or “dollars” means U.S. dollars. Any amounts to be converted into U.S. dollars for the purpose of calculating any amounts under this Agreement shall be converted into U.S. dollars in accordance with the Accounting Principles.
(c)Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(d)Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.
(e)Herein. The words such as “herein,” “hereinafter,” “hereof,” “hereunder”, “hereto” and other similar expressions refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
(f)Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(g)To the Extent. The phrase “to the extent” shall mean the degree to which a subject or other matter extends, and such phrase shall not simply mean “if”.
(h)Statutes and Regulations. References to any statute and related regulation shall include any amendments of the same and any successor statutes and regulations.
(i)Made Available. Any reference in this Agreement to documents or information having been made available to Buyer (or phrases having similar import) means that such documents were (i) posted to the electronic datasite with the project name “Project Jedi VDR” maintained by Intralinks in connection with the transactions contemplated by this Agreement or (ii) physically or electronically (via email) provided to Buyer or its Representatives, in each case, at least 24 hours prior to the execution of this Agreement.

(j)Threatened. The word “threatened” or any variation thereof means that the applicable Party has received a written or oral demand or notice.
(k)Date hereof. The phrase “date hereof” means the date that this Agreement is entered into.
(l)Or. The word “or” shall be inclusive and not exclusive, unless used in conjunction with “either” or the like.
(m)Contracts. Each reference to any Contract shall be to such Contract as amended, supplemented, waived or otherwise modified from time to time prior to the date of this Agreement.
(n)Surviving Company. All references herein to the Company, Merger Sub or the Surviving Company shall mean, with respect to any time after the Effective Time, the Surviving Company.
Article II
Merger; Closing
2.1Merger. Upon the terms and subject to the conditions set forth in this Agreement, in consideration of an aggregate purchase price, to be allocated and delivered as set forth in this Article II equal to the Merger Consideration, at the Effective Time, Merger Sub shall be merged with and into the Company in the Merger in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the DGCL. As a result of the Merger, the Company shall continue as the Surviving Company and shall continue its existence under the laws of the State of Delaware, and the separate existence of Merger Sub shall cease.
2.2Merger Consideration. The aggregate consideration to be paid in connection with the transactions contemplated by this Agreement shall be one billion five hundred seventy-five million dollars ($1,575,000,000) (the “Base Consideration”), as increased or decreased on a dollar-for-dollar basis for the cumulative net adjustments required by the following (as adjusted, the “Merger Consideration”):
(a)the Base Consideration shall be increased by the amount of the Company Cash;
(b)the Base Consideration shall be decreased by the Company Debt Amount;
(c)the Base Consideration shall be increased by the aggregate amount of Stockholder Debt outstanding as of immediately prior to the Effective Time (the “Stockholder Debt Amount”) (for clarity, Buyer will not pay any additional consideration for the Stockholder Debt Amount and the Base Consideration shall be increased by the Stockholder Debt Amount solely for the purpose of calculating the Per Share Closing Consideration);
(d)the Base Consideration shall be increased by the Aggregate Option Exercise Price (for clarity, Buyer will not pay any additional consideration for the Aggregate Option Exercise Price and the Base Consideration shall be increased by the Aggregate Option Exercise Price solely for the purpose of calculating the Per Share Closing Consideration);
(e)the Base Consideration shall be increased by the amount, if any, by which the Net Working Capital exceeds the Target Net Working Capital;
(f)the Base Consideration shall be decreased by the amount, if any, by which the Net Working Capital is less than the Target Net Working Capital;

(g)the Base Consideration shall be decreased by the amount of the Company Transaction Expenses remaining unpaid as of the Effective Time (the “Company Transaction Expense Amount”); and
(h)the Base Consideration shall be decreased by the Earnout Adjustment Amount.
2.3Effective Time. On the Closing Date, concurrently with the payment by Buyer of the payments required to be made by it at the Closing pursuant to this Agreement, the parties shall cause the certificate of merger substantially in the form of Exhibit D (the “Certificate of Merger”) to be properly executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and shall take all such other actions as may be required by applicable Laws to make the Merger effective as promptly as practicable. The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as may be agreed to by the parties and is specified in the Certificate of Merger (such time and date being referred to herein as the “Effective Time”).
2.4Effect of Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time all the property, rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, all as provided under the DGCL.
2.5Organizational Documents of the Surviving Company. At the Effective Time, the certificate of incorporation of the Surviving Company shall be amended to read in its entirety as the certificate of incorporation of Merger Sub reads immediately prior to the Effective Time, except that the name of the Surviving Company shall be “ProKarma Holdings Inc.” and the provision in the certificate of incorporation of Merger Sub naming its incorporator shall be omitted and such certificate of incorporation shall be the certificate of incorporation of the Surviving Company until amended in accordance with applicable Law. At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Company (except that the title thereof shall read “Bylaws of ProKarma Holdings Inc.”) until amended in accordance with the provisions thereof and the provisions of the certificate of incorporation of the Surviving Company and in accordance with applicable Law.
2.6Directors and Officers of the Surviving Company. From and after the Effective Time, except as Buyer may otherwise notify the Company in writing prior to the Effective Time, until the earlier of their respective resignation or removal or their respective successors are duly elected or appointed in accordance with applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company, and the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company.
2.7Effect of the Merger on Equity Interests.
(a)Shares of Merger Sub. Each share of Merger Sub’s common stock, $0.0001 par value, issued and outstanding immediately prior to the Effective Time shall upon and by virtue of the Merger be automatically converted into and become one (1) validly issued, fully paid and non-assessable share of the common stock, $0.0001 par value, of the Surviving Company, and such common stock of the Surviving Company issued on that conversion will constitute all of the issued and outstanding shares of capital stock of the Surviving Company immediately following the Effective Time.

(b)Company Common Stock.
(i)Any shares of Company Common Stock held by the Buyer, Merger Sub or the Company or any of its Subsidiaries (as treasury stock or otherwise) immediately prior to the Effective Time shall, upon and by virtue of the Merger, automatically be cancelled and cease to exist, and no payment shall be made with respect thereto.
(ii)Except as otherwise provided in this Section 2.7, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, upon and by virtue of the Merger, automatically be cancelled, cease to exist and be converted into the right to receive, at the times and in the manner set forth herein, and without any interest thereon, (A) an amount in cash equal to the Per Share Closing Consideration, plus (B) the amount, if any, of any Post-Closing Payments that becomes payable in respect of such share of Company Common Stock pursuant to this Agreement (i.e., such holder’s Pro Rata Share of such amounts that are attributable to such share of Company Common Stock).
(iii)Notwithstanding anything to the contrary in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held of record by any Securityholder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (such shares, the “Dissenting Shares” and the holders thereof, the “Dissenting Holders”) shall not be converted into the right to receive, nor otherwise be entitled to receive, the amounts or payments to which such holder would otherwise be entitled in respect of such shares in accordance with the terms of this Agreement (pursuant to this Section 2.7(b) or otherwise), and such Dissenting Holders shall instead only be entitled to payment from the Surviving Company of such amounts with respect thereto as is determined in accordance with Section 262 of the DGCL. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any holder of Dissenting Shares fails to perfect, effectively withdraws or otherwise loses his, her or its rights to appraisal and payment under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 shall cease and such holder’s shares shall automatically convert into the right to receive, as and when such amounts would otherwise be payable under this Agreement, the payments described in this Section 2.7(b) with respect thereto (in each case, without interest thereon) to which such holder is entitled in respect of such shares in accordance with the terms of this Agreement, with payment thereof subject to such Person’s delivery of a properly completed and duly executed Letter of Transmittal with respect to thereto. The Company shall deliver prompt notice to Buyer of any demands for appraisal of any shares of Company Common Stock prior to the Closing, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Compliance by the Company in delivering notice of any statutory rights to dissent to holders of Company Common Stock or in complying with the DGCL provisions related to dissenters’ rights shall not serve as any waiver of the rights the Company or any other Person has under Section 5.1(d) of the Stockholders Agreement. To the extent Buyer or the Surviving Company settles any claim with respect to Dissenting Shares post-Closing, any funds paid to the Paying Agent with respect to such Company Common Stock shall be promptly, and in any event within two (2) Business Days of any such settlement, be refunded to Buyer and the parties shall cause the Paying Agent to make such refund.

(c)Treatment of Options and Company RSUs.
(i)Cash-Out of Vested Eligible Options.  To the extent not previously exercised, each Vested Eligible Option or portion thereof outstanding immediately prior to the Effective Time shall, as of immediately prior to the effectiveness of the Merger but subject thereto and by virtue thereof, automatically cease to be outstanding and shall be cancelled and converted into the right to receive, at the times and in the manner set forth herein, without any interest thereon, (A) an amount in cash equal to the Spread Value of such Vested Eligible Option (or portion thereof) (such amount, with respect to all Vested Eligible Options of all Optionholders, the “Closing Option Consideration”) plus (B) the amount, if any, of any Post-Closing Payments that become payable with respect to such Vested Eligible Option (or portion thereof) pursuant to this Agreement (i.e., based on such holder’s Pro Rata Share of such amounts that are attributable to such Vested Eligible Option or portion thereof).
(ii)Cancellation of Options that are not Vested Eligible Options. All unexercised Options and Options other than Vested Eligible Options outstanding immediately prior to the Effective Time shall, by virtue of the Merger, automatically be, at the Effective Time, cancelled and terminated without payment therefor and, to such extent, shall have no further force or effect.
(iii)Company RSUs. As of immediately prior to the Effective Time, each Eligible Company RSU issued and outstanding immediately prior to the Effective Time shall vest in accordance with its respective terms and upon and by virtue of the Merger and without any further action on the part of the holder thereof, automatically be cancelled and converted into the right to receive, at the times and in the manner set forth herein, and without any interest thereon, (A) an amount in cash equal to the Per Share Closing Consideration (such amount, with respect to all Eligible Company RSUs of all RSU Holders, the “Closing RSU Consideration”), plus (B) the amount, if any, of any Post-Closing Payments that becomes payable with respect to such Eligible Company RSU pursuant to this Agreement (i.e., based on such holder’s Pro Rata Share of such amounts that are attributable to such Eligible Company RSU).
2.8Certain Events Immediately Prior to the Closing. Prior to the Closing, in addition to such other actions as may be provided for herein:
(a)The Company shall obtain at least three (3) Business Days prior to the Closing Date payoff letters (the “Payoff Letters”) from the holders of all Company Debt (other than with respect to any Assumed Debt) (i) providing the instructions and amounts for the payment of such Company Debt (excluding any Assumed Debt), together with interest, premiums, penalties, make-whole payments, breakage costs and other fees and expenses (if any) that are required to be paid by the Company and its Subsidiaries as a result of the repayment on the Closing Date (with funds provided by Buyer pursuant to Section 2.9(b)(iv)) of such Company Debt (excluding any undrawn amounts under credit lines or revolving (or similar) credit facilities, and excluding any indemnification or contingent obligations not then owing) (such amounts, in the aggregate for all such Company Debt (other than with respect to any Assumed Debt), the “Debt Payoff Amount”) and (ii) providing for the release, upon receipt of the Debt Payoff Amount, of all Liens over the properties and assets of the Company and its Subsidiaries securing obligations under such Company Debt (other than Assumed Debt).
(b)The Company shall deliver to Buyer at least three (3) Business Days prior to the Closing Date (i) a schedule setting forth the Company Transaction Expenses Amount estimated by the Company in good faith and (ii) other than with respect to any Change of Control Payments, the wire transfer or other payment instructions for each recipient of such Company Transaction Expenses, to the extent such Company Transaction Expenses remains unpaid.

2.9Closing; Closing Payments; Payments Respecting Options and Company RSUs.
(a)The consummation of the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures on the date that is two (2) Business Days after the date the last of the conditions to the Closing set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) to be satisfied or waived is so satisfied or waived, or at such other time and place as the Parties may agree, and shall be effective as of the Effective Time on such date (the applicable date on which the Closing shall occur is referred to herein as the “Closing Date”). Unless otherwise provided in this Agreement, all proceedings to be taken and all documents to be executed and delivered at the Closing shall be deemed to have been taken, executed and delivered simultaneously, and no such proceedings or documents shall be deemed taken, executed or delivered until all have been taken, executed or delivered.
(b)Not less than three (3) Business Days prior to the Closing Date, the Company shall have delivered to Buyer a statement (the “Estimated Closing Statement”), which shall be subject to Buyer’s reasonable review and comment, setting forth the Company’s good faith estimate of the Merger Consideration prepared in accordance with the Accounting Principles (such estimate, the “Estimated Merger Consideration”) and Per Share Closing Consideration based thereon, together with the Company’s estimates of Company Cash, Net Working Capital, the Company Transaction Expense Amount, the Aggregate Option Exercise Price, the Company Debt Amount, and the Stockholder Debt Amount, and together with a schedule (the “Closing Payment Spreadsheet”) setting forth (i) the name, email address (if reasonably available to the Company) and physical address of each Stockholder as of immediately prior to Closing, the number of shares of Company Common Stock held of record by each as of immediately prior to the Closing, the portion of the Estimated Merger Consideration to be paid by, or on behalf of, Buyer to such Person at the Closing in accordance with Section 2.7 by virtue of the shares of Company Common Stock held by them, and such Stockholder’s Pro Rata Share attributable to such shares of Company Common Stock, (ii) with respect to each Optionholder as of immediately prior to Closing, (x) the number of Vested Eligible Options held thereby as of immediately prior to the Closing, the exercise price of each such Vested Eligible Option, the Spread Value attributable thereto and such Optionholder’s Pro Rata Share attributable to such Vested Eligible Options,(y) the number of Options held thereby that do not constitute Vested Eligible Options that will be terminated and cancelled as described in Section 2.7(c)(ii) and (z) the name, email address (if reasonably available to the Company) and physical address of the Optionholder, the portion of the Estimated Merger Consideration to be paid by, or on behalf of, Buyer to such Person at the Closing in accordance with Section 2.7 and the amount of any applicable withholding Taxes for such Person and (iii) with respect to each record holder of Eligible Company RSUs as of immediately prior to Closing (the “RSU Holders” and each an “RSU Holder”), the name, email address (if reasonably available to the Company) and physical address and number of Eligible Company RSUs held of record thereby as of immediately prior to the Closing, the portion of the Estimated Merger Consideration to be paid by, or on behalf of, Buyer to such Person at the Closing in accordance with Section 2.7 by virtue of such Eligible Company RSUs held by them (including the amount of any applicable withholding Taxes for such Person), and such Person’s Pro Rata Share attributable to such Eligible Company RSUs. Notwithstanding anything in this Agreement (or any other applicable agreement) to the contrary, each Securityholder acknowledges and agrees that (i) in the event of any inconsistency between the Closing Payment Spreadsheet and any other applicable agreement, the Closing Payment Spreadsheet will control, (ii) Buyer and Merger Sub shall be entitled to conclusively rely on the Closing Payment Spreadsheet (and any update thereto) delivered pursuant to this Agreement (whether or not in accordance herewith or any other applicable agreement, including any organizational document of the Company) and (iii) Buyer, Merger Sub and their Affiliates (including, following the Closing, the Company) shall have no obligation or liability arising from or related to its reliance on, or payments made in accordance with, the Closing Payment Spreadsheet (or any updates thereof), including with respect to the Pro Rata Share’s specified therein.

(c)At the Closing, in addition to such other actions as may be provided for herein:
(i)Buyer shall pay, or cause to be paid, to the Paying Agent, for the benefit of the Stockholders, an amount equal to the Estimated Merger Consideration minus (A) the Adjustment Escrow Amount minus (B) Seller Representative Expense Fund Amount minus (C) the Stockholder Debt Amount minus (D) the Aggregate Option Exercise Price minus (E) the aggregate Closing Option Consideration of all Vested Eligible Options minus (F) the Closing RSU Consideration, by wire transfer in immediately available funds pursuant to the wire transfer instructions set forth in the Paying Agent Agreement;
(ii)Buyer shall deposit, or cause to be deposited, the Adjustment Escrow Amount, with the Escrow Agent by wire transfer of immediately available funds pursuant to the wire transfer instructions set forth in the Escrow Agreement, to be deposited in an escrow account maintained by the Escrow Agent and held pursuant to the Escrow Agreement;
(iii)Buyer shall deposit, or cause to be deposited, by wire transfer of immediately available funds to one or more bank accounts designated in writing by the Seller Representative, the Seller Representative Expense Fund Amount;
(iv)Buyer shall pay, or cause to be paid, in full the Debt Payoff Amount as set forth in, and in accordance with, the Payoff Letters;
(v)Buyer shall pay, or cause to be paid, in full to the Company or its applicable Subsidiary, by wire transfer of immediately available funds to such bank account(s) designated in writing by the Company (such designation to be made at least two (2) Business Days prior to the Closing Date), for the benefit of the holders of Vested Eligible Options, an amount equal to the Closing Option Consideration, for further distribution in accordance with Section 2.9(d);
(vi)Buyer shall pay, or cause to be paid, in full to the Company or its applicable Subsidiary, by wire transfer of immediately available funds to such bank account(s) designated in writing by the Company (such designation to be made at least two (2) Business Days prior to the Closing Date), for the benefit of the RSU Holders, an amount equal to the Closing RSU Consideration, for further distribution in accordance with Section 2.9(e);
(vii)Buyer shall pay, or cause to be paid, in full (a) on behalf of the Company the unpaid Company Transaction Expenses to the applicable recipients thereof (other than the Change of Control Payments) pursuant to the payment instructions delivered to Buyer pursuant to Section 2.8(b) and (b) to the Company or its applicable Subsidiary, by wire transfer of immediately available funds to such bank account(s) designated in writing by the Company (such designation to be made at least two (2) Business Days prior to the Closing Date), the aggregate amount of the Change of Control Payments unpaid as of Closing, for further distribution in accordance with Section 2.14;
(viii)The Company shall deliver to Buyer the certificates required to be provided by it in Section 8.2(d), and Buyer shall deliver to the Company the certificates required to be provided by it in Section 8.3(c);
(ix)The Seller Representative, Buyer and the Escrow Agent shall enter into the Escrow Agreement;
(x)The Seller Representative, Buyer and the Paying Agent shall enter into the Paying Agent Agreement, and the Seller Representative and Buyer shall deliver joint written instructions in accordance with the Paying Agent Agreement to the Paying Agent to, promptly following receipt of the amounts set forth in Section 2.9(c)(i), pay to each Stockholder who shall have delivered to the Company not less than two (2) Business Days prior to the Closing Date a completed Letter of Transmittal and Joinder Agreement, the aggregate Per Share Closing Consideration set forth for such Stockholder in the Estimated Closing Statement in respect of such Stockholder’s Company Common Stock, which such amounts shall be payable by wire transfer of immediately available funds (or by check if so elected in such Stockholder’s Letter of Transmittal) on the Closing Date to the account or address designated in such Stockholder’s Letter of Transmittal; provided, however, that (x) any such amount paid to the Stockholders who are issuers of the Stockholder Debt shall be reduced by the amount of the Stockholder Debt owed by each such Stockholder to the Company or a Company Subsidiary and (y) the Company shall use commercially reasonable efforts to obtain note cancellation agreements from the Stockholder Debt parties reasonably acceptable to Buyer prior to Closing; and
(xi)The Company shall deliver, or cause to be delivered, to Buyer any completed Letters of Transmittal received by it prior to the Closing.
(d)Buyer will take all actions necessary so that (A) at or as soon as administratively practicable after the Effective Time (but in any event no later than the first payroll run of the Surviving Company (or its applicable employing Subsidiary) after the Effective Time), the Surviving Company (or its applicable employing Subsidiary) shall pay or cause to be paid to each holder of Vested Eligible Options the amount of Closing Option Consideration to which such holder is entitled by virtue thereof (less any applicable Tax withholding) as determined in accordance with Section 2.7(c)(i)(A) through the Surviving Company’s or its applicable Subsidiary’s payroll or accounts payable system, as applicable, and (B) as soon as administratively practicable after the receipt by the Surviving Company (or its applicable employing Subsidiary) of any amounts intended for the benefit of the holders of Vested Eligible Options from or on behalf of Buyer, the Escrow Agent and/or the Seller Representative in respect of any Post-Closing Payments attributable to the Vested Eligible Options (but in any event no later than the first payroll run of the Surviving Company (or its applicable employing Subsidiary) after such receipt), the Surviving Company (or its applicable employing Subsidiary) shall pay or cause to be paid to each holder of Vested Eligible Options the amount thereof to which such holder is entitled by virtue of its ownership of Vested Eligible Options as determined in accordance with Section 2.7(c)(i)(B) (i.e., based on the total Post-Closing Payments being made for the benefit of the Securityholders at such time in respect of any Post-Closing Payments and such Optionholder’s Pro Rata Share thereof that is attributable to his, her or its Vested Eligible Options) (less any applicable Tax withholding) through the Surviving Company’s or its applicable Subsidiary’s payroll or accounts payable system, as applicable; provided, in each case, Buyer shall timely remit, or cause the Surviving Company or the applicable employing Subsidiary to timely remit, such withheld Taxes to the appropriate Taxing Authority on behalf of the applicable holder of Vested Eligible Options. In the event that the Surviving Company (or its applicable employing Subsidiary) has insufficient cash to make the payments described in clause (A) or (B) of the preceding sentence at the time scheduled therefor, Buyer shall pay such amounts or provide to the Surviving Company (or its applicable employing Subsidiary) sufficient cash to pay such amounts. For the avoidance of doubt, Buyer shall not, nor shall it permit the Surviving Company or any of its Subsidiaries to, impose any condition upon the payment of any amount with respect to Vested Eligible Options.
(e)Buyer will take all actions necessary so that (A) at or as soon as administratively practicable after the Effective Time (but in any event no later than the first payroll run of the Surviving Company (or its applicable employing Subsidiary) after the Effective Time), the Surviving Company (or its applicable employing Subsidiary) shall pay or cause to be paid to each holder of Eligible Company RSUs the amount of the Closing RSU Consideration to which such holder is entitled by virtue thereof (less any applicable Tax withholding) as determined in accordance with Section 2.7(c)(iii)(A) through the Surviving Company’s or its applicable Subsidiary’s payroll or accounts payable system, as applicable, and (B) as soon as administratively practicable after the receipt by the Surviving Company (or its applicable employing Subsidiary) of any amounts intended for the benefit of the holders of Eligible Company RSUs from or on behalf of Buyer, the Escrow Agent and/or the Seller Representative

in respect of any Post-Closing Payments attributable to the Eligible Company RSUs (but in any event no later than the first payroll run of the Surviving Company (or its applicable employing Subsidiary) after such receipt), the Surviving Company (or its applicable employing Subsidiary) shall pay or cause to be paid to each holder of Eligible Company RSUs the amount thereof to which such holder is entitled by virtue of its ownership of Eligible Company RSUs as determined in accordance with Section 2.7(c)(iii)(B) (i.e., based on the total Post-Closing Payments being made for the benefit of the Securityholders at such time in respect of any Post-Closing Payments and such RSU Holder’s Pro Rata Share thereof that is attributable to his, her or its Eligible Company RSUs) (less any applicable Tax withholding) through the Surviving Company’s or its applicable Subsidiary’s payroll or accounts payable system, as applicable; provided, in each case, Buyer shall timely remit, or cause the Surviving Company or the applicable employing Subsidiary to timely remit, such withheld Taxes to the appropriate Taxing Authority on behalf of the applicable holder of Eligible Company RSUs. In the event that the Surviving Company (or its applicable employing Subsidiary) has insufficient cash to make the payments described in clause (A) or (B) of the preceding sentence at the time scheduled therefor, Buyer shall pay such amounts or provide to the Surviving Company (or its applicable employing Subsidiary) sufficient cash to pay such amounts. For the avoidance of doubt, Buyer shall not, nor shall it permit the Surviving Company or any of its Subsidiaries to, impose any condition upon the payment of any amount with respect to Eligible Company RSUs.
2.10Merger Consideration Adjustment.
(a)As promptly as practicable, but in any event within sixty (60) days following the Closing Date, Buyer shall prepare and deliver to the Seller Representative a closing statement (the “Closing Statement”) setting forth Buyer’s calculation of the Merger Consideration, which shall be determined as of the Effective Time and taking into account, and setting forth as separate line items, all provisions establishing the basis for such calculation set forth in Section 2.2, including the calculation of Net Working Capital pursuant to the Accounting Principles, in each case, together with the supporting documentation used by Buyer in calculating such amount.
(b)The Seller Representative and its Representatives shall be given direct access to all supporting documents and information and work papers used in the preparation of the Closing Statement and the calculation of the Net Working Capital and other components of Merger Consideration and to any personnel of Buyer or the Surviving Company reasonably requested by the Seller Representative and its Representatives, in each case, during normal business hours and upon reasonable advance notice and in connection with verifying the matters and calculations delivered by Buyer pursuant to Section 2.10(a) and any dispute relating thereto. The rights of the Seller Representative under this Agreement shall not be prejudiced by the failure of Buyer or the Surviving Company to comply with this Section 2.10(b) and, without limiting the generality of the foregoing, the time period for which the Seller Representative is required to notify of any Disputed Items under Section 2.10(c) shall be automatically extended by the number of days Buyer or the Surviving Company fails to comply with this Section 2.10(b) plus an additional 15 days.
(c)The Seller Representative may dispute any amounts reflected on the Closing Statement and the Merger Consideration and the components thereof; provided, however, that the Seller Representative shall have notified Buyer in writing of each disputed item (collectively, the “Disputed Items”), specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute (a “Protest Notice”), within sixty (60) days of the Seller Representative’s receipt of all of the deliverables specified in Section 2.10(a). To the extent the Seller Representative provides a Protest Notice within sixty (60) days of the Seller Representative’s receipt of the deliverables specified in Section 2.10(a), all items that are not Disputed Items shall be final and binding for all purposes hereunder, and in the event the Seller Representative notifies Buyer in writing that it agrees with the Closing Statement and will not dispute same or, subject to Section 2.10(b), does not provide a Protest Notice to Buyer within sixty (60) days of the Seller Representative’s receipt of the deliverables specified in Section 2.10(a), the Seller Representative shall be deemed to have accepted in full the Closing Statement (which sets forth the calculation of the Merger Consideration) and the Net Working Capital, which shall, together with all components thereof, then be deemed final and binding for all purposes hereunder, in each case absent fraud in connection with the matters contemplated by this Section 2.10. After receipt by Buyer of a timely Protest Notice, Buyer and the Seller Representative shall discuss and attempt to reconcile their differences with respect to, and the amounts in respect of, the Disputed Items. If the Seller Representative and Buyer are unable to reach a resolution within thirty (30) days after receipt by Buyer of the Protest Notice, Buyer and the Seller Representative shall within thirty (30) days thereafter submit the remaining Disputed Items for resolution to the New York office of Grant Thornton, LLP (or, if such firm declines to act, to another nationally recognized public accounting firm mutually agreed upon by Buyer and the Seller Representative, which shall in no event be a “Big 4” accounting firm) (the “Independent Accounting Firm”), which shall be instructed by Buyer and the Seller Representative to resolve such remaining Disputed Items consistently with the terms and conditions of this Agreement within thirty (30) days after such submission and report such resolution to Buyer and the Seller Representative. Each of Buyer and the Seller Representative will be afforded the opportunity to present to the Independent Accounting Firm any material such Party deems relevant to the Independent Accounting Firm’s determination; provided, that, neither Buyer nor Seller Representative shall have any ex parte communications (whether written or oral) with the Independent Accounting Firm. Each of Buyer and the Seller Representative shall make available to the other party and the Independent Accounting Firm, as the case may be, such documents, books, records, work papers, facilities, personnel and other information as such party or the Independent Accounting Firm may reasonably request to review the Closing Statement and to resolve the Disputed Items, subject, if required by the accountants of the Surviving Company or its Subsidiaries, to the execution of a customary access letter. The Independent Accounting Firm’s determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on the definitions and other applicable provisions of this Agreement, the presentations of the Seller Representative and the Buyer and not on an independent review. Notwithstanding anything herein to the contrary, with respect to its determination of each Disputed Item, the Independent Accounting Firm may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by Buyer or the Seller Representative or less than the lowest value for such Disputed Item claimed by Buyer or the Seller Representative. The Independent Accounting Firm shall act as an expert and not as an arbitrator in performing the duties assigned to it by the Parties under this Agreement (but shall be subject to the privileges and immunities of arbitrators). The fees and disbursements of the Independent Accounting Firm shall be allocated between Buyer and the Seller Representative, in the same proportion that the aggregate amount of the Disputed Items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining Disputed Items so submitted. For example, if it is Buyer’s position that the adjustment owed is $300, it is the Seller Representative’s position that the adjustment owed is $100 and the Independent Accounting Firm’s finding is that the adjustment owed is $250, then Buyer shall pay 25% (300-250 / 300-100) of the Independent Accounting Firm’s fees and expenses and the Seller Representative shall pay 75% (250-100 / 300-100) of the Independent Accounting Firm’s fees and expenses; provided, however, that in the event the Seller Representative is required to pay any such fees and expenses (or portion thereof), such amount shall be funded solely from the Adjustment Escrow Funds, and, for the avoidance of doubt, the Adjustment Escrow Funds shall be the sole source of recovery for any amounts owed by the Seller Representative under this Section 2.10(c), with any balance borne by the Buyer.
(d)The items set forth on the Closing Statement and the Merger Consideration and all components thereof shall be deemed final for the purposes of this Section 2.10 upon the earlier of (i) notification by Seller Representative to Buyer in writing that it agrees with the Closing Statement and will not dispute same or, subject to Section 2.10(b), the failure of the Seller Representative to notify Buyer of a dispute within sixty (60) days of the Seller Representative’s receipt of the deliverables specified in Section 2.10(a), (ii) the resolution of all Disputed Items pursuant to Section 2.10(c) by Buyer and the Seller Representative and (iii) the resolution of all remaining Disputed Items pursuant to

Section 2.10(c) by the Independent Accounting Firm (which shall constitute an arbitral award upon which a judgment may be entered by a court having jurisdiction thereover). The final determinations of such matters shall be non-appealable and incontestable by the Parties and each of their respective Affiliates and successors and assigns and not subject to collateral attack for any reason other than fraud in connection with the matters contemplated by this Section 2.10.
(e)In the event that the Merger Consideration as finally determined in accordance with this Section 2.10 is more than the Estimated Merger Consideration, then promptly after such final determination (but, in any event, within three (3) Business Days thereof), (i) (A) Buyer shall, or shall cause the Surviving Company to, pay to the Paying Agent an amount equal to the aggregate Pro Rata Share of all Stockholders (solely in respect of their Company Common Stock) of such difference for further distribution to the Stockholders and (B) the balance of such difference shall be paid to the holders of Vested Eligible Options and the RSU Holders in accordance with Sections 2.9(d) and 2.9(e), and (ii) the Seller Representative and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release (A) an amount equal to the aggregate Pro Rata Share of all Stockholders (solely in respect of their Company Common Stock) of the Adjustment Escrow Funds to the Paying Agent for further distribution to the Stockholders and (B) the balance of the Adjustment Escrow Funds to the Surviving Company (or its applicable employing Subsidiary) for further distribution to the holders of Vested Eligible Options and the RSU Holders in accordance with Sections 2.9(d)) and 2.9(e). If the Merger Consideration as finally determined in accordance with this Section 2.10 is less than the Estimated Merger Consideration, then promptly after such final determination (but, in any event, within three (3) Business Days thereof), the Seller Representative and Buyer shall cause the Escrow Agent to release an amount that is equal to the lesser of (a) the then remaining Adjustment Escrow Funds and (b) such difference to Buyer, or at Buyer’s direction, to the Surviving Company, in each case, from the Adjustment Escrow Funds. Any Adjustment Escrow Funds remaining following the payments contemplated by the last sentence of Section 2.10(c) and the immediately preceding sentence shall be released as follows: (a) an amount equal to the aggregate Pro Rata Share of all Stockholders (solely in respect of their Company Common Stock) of such remaining Adjustment Escrow Funds shall be released to the Paying Agent for further distribution to the Stockholders and (b) the balance of such remaining Adjustment Escrow Funds shall be released to the Surviving Company for further distribution to the holders of Vested Eligible Options and the RSU Holders in accordance with Sections 2.9(d) and 2.9(e), in each case, promptly following the final determination of the Merger Consideration in accordance with this Section 2.10 (but, in any event, within three (3) Business Days thereof) and the Seller Representative and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to effect such releases. For the avoidance of doubt, the Adjustment Escrow Funds shall be the sole source of recovery for any amounts owed to Buyer under this Section 2.10(e). All payments contemplated by this Section 2.10(e) shall be made by wire transfer in immediately available funds to the applicable payee. With respect to all amounts provided to the Paying Agent for further distribution to the Stockholders pursuant to this Section 2.10(e), the Seller Representative and Buyer shall deliver joint written instructions in accordance with the Paying Agent Agreement to the Paying Agent to, promptly following receipt of such amounts, pay to each Stockholder (solely in respect of their Company Common Stock) who has delivered to the Company a completed Letter of Transmittal as of such time, the aggregate Pro Rata Share of such Stockholder (solely in respect of their Company Common Stock) with respect to such amounts, which such amount shall be payable by wire transfer of immediately available funds (or by check if so elected in such Stockholder’s Letter of Transmittal) to the account or address designated in such Stockholder’s Letter of Transmittal.
(f)The Parties agree that the Closing Statement (and the items reflected thereon), the Merger Consideration and all components thereof and the estimates thereof delivered pursuant to Section 2.9(b) shall be prepared, and this Agreement shall otherwise be interpreted, so that the Company and its Subsidiaries are presented on a consolidated basis (including the full share of Company Cash, Company Debt, current assets and current liabilities of ABC Consulting S.A., a company existing under the laws of Argentina (“ABC Consulting”)) and no asset, liability, Loss, or other item is double-counted against any Party hereunder and shall not include any changes in assets or liabilities as a result of purchase or other non-cash accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby or the financing thereof. The Parties further agree that the purpose of preparing the Closing Statement (and the items reflected thereon) and determining the Net Working Capital is to measure variations in the components taken into consideration in determining the estimates delivered pursuant to Section 2.9(b) compared to the actual values, and, without limiting the generality of the foregoing, such process is not intended to permit the introduction of, or alteration of, components, judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies different from those described in the Accounting Principles or used to prepare the Estimated Closing Statement or to calculate the Estimated Merger Consideration and shall also disregard any change, circumstance, act, decision, fact or development occurring after the Effective Time for purposes of establishing or altering a reserve or otherwise. Further, normal year-end closing procedures will be applied when calculating the Closing Statement and the estimates thereof delivered pursuant to Section 2.9(b).
(g)Any payments made pursuant to this Section 2.10 (including amounts released from the Adjustment Escrow Funds pursuant to this Section 2.10) shall be deemed to be an adjustment to the Merger Consideration for all purposes (including Tax purposes), and the parties agree to file, or cause to be filed, their Tax Returns consistently with such characterization.
2.11Delivery of Letters of Transmittal; Delivery of Option and RSU Surrender Agreements.
(a)As soon as practicable after the date hereof, the Company shall provide, or shall cause its designee to provide, to each Stockholder a letter of transmittal in a customary form and reasonably acceptable to Buyer and the Company, with such changes as may be required by the Paying Agent and are reasonably acceptable to Buyer and the Seller Representative (“Letter of Transmittal”), the Stockholder Consent and Joinder Agreement for completion, execution and delivery to Buyer or its designee.
(b)With respect to each Stockholder who has not delivered to the Company, on or prior to the date that is two (2) Business Days prior to the Closing Date, a completed and executed Letter of Transmittal, promptly (but in no event later than five (5) Business Days) following such Stockholder’s delivery to the Surviving Company of a completed and executed Letter of Transmittal and Joinder Agreement (but subject to the Closing), the Buyer shall so notify the Seller Representative, and Buyer and the Seller Representative shall cause the Paying Agent to pay to such Stockholder (without interest) all amounts that would previously have been payable with respect to the Merger to him, her or it by virtue of his, her or its ownership, as of immediately prior to the Effective Time, of Company Common Stock pursuant to Section 2.7(b) (including any Post-Closing Payments that have then become payable) had such Letter of Transmittal and Joinder Agreement been delivered at least two (2) Business Days prior to the Closing Date, provided, however, that any such amount paid to the Stockholders who are issuers of the Stockholder Debt shall be reduced by the amount of the Stockholder Debt owed by each such Stockholder to the Company or a Company Subsidiary. For the avoidance of doubt, in no event shall the Paying Agent make any payment of the Per Share Closing Consideration or Post-Closing Payments payable hereunder to a Stockholder unless such Stockholder has delivered to the Company or the Surviving Company, as applicable, a completed and executed Letter of Transmittal.
(c) As soon as practicable after the date hereof (but in no event less than three (3) Business Days prior to the Closing Date), the Company shall provide to each Optionholder and RSU Holder entitled to receive any payment pursuant to this Agreement an Option and RSU Surrender Agreement in the form attached hereto as Exhibit E and the Company shall request that each such Person execute and deliver such Option and RSU Surrender Agreement to the Company; provided, however, none of the payments to any such Optionholder or RSU Holder hereunder shall be conditioned upon such Optionholder or RSU Holder executing and delivering an Option and RSU Surrender Agreement to the Company.
2.12Paying Agent Matters. On the date that is two (2) years (or such shorter period as required by the Paying Agent) following the Closing Date, Seller Representative and Buyer shall cause the Paying Agent to deliver to the Surviving Company any funds (including any interest received with respect thereto) that had been made available to the Paying Agent hereunder and which have not been disbursed to the Stockholders (or previously paid to Buyer or the Surviving Company pursuant to Section 2.7(b)(iii), and thereafter, such Stockholders shall be entitled to look only to the Surviving Company (subject to abandoned property, escheat or other similar Laws), as general creditors thereof with respect to the payment of any amounts that would otherwise be payable upon the delivery of the Letter of Transmittal by such Stockholder, as determined pursuant to this Agreement, without any interest thereon, and, for the avoidance of doubt, (a) Buyer shall have no liability with respect to such amounts to any such Stockholder; provided that Buyer fulfills all requisite obligations pursuant to Section 2.9(c)(i) and the Paying Agent Agreement and (b) the Surviving Company shall be obligated to pay such amounts to such Stockholder upon delivery of a completed and executed Letter of Transmittal with respect to such Stockholder’s Company Common Stock. Any amounts remaining unclaimed by such Stockholder at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Laws, the property of Buyer, free and clear of all claims or interests of any Person previously entitled thereto. Notwithstanding the foregoing, none of the Seller Representative, the Buyer Parties or the Surviving Company shall be liable to any former Securityholder for any portion of the Merger Consideration or other amounts payable to the Securityholders hereunder or interest thereon properly delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law.
2.13Escrow Account. The Adjustment Escrow Funds shall be used solely to satisfy any payments from the Seller Representative under Section 2.10 in accordance with Sections 2.10(c) and (e). For the avoidance of doubt, the Adjustment Escrow Funds shall be the sole source of recovery for any amounts owed by the Seller Representative or the Securityholders under Sections 2.10(c) and 2.10(e). The Seller Representative and Buyer shall execute and deliver all necessary joint written instructions to the Escrow Agent to effect the releases contemplated by this Agreement. The Adjustment Escrow Funds shall be held as trust funds and shall not be subject to any encumbrance, attachment, trustee process, or any other judicial process of any creditor of any Party and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.
2.14Change of Control Payments and Other Compensatory Payments. As soon as practical after the Closing, but in no event later than the Company’s or its applicable employing Subsidiary’s next regularly scheduled payroll run thereafter, Buyer shall pay, or cause the Surviving Company or its applicable employing Subsidiary to pay, the Change of Control Payments, less applicable Tax withholdings, to the applicable recipients thereof as detailed pursuant to the schedule delivered to Buyer pursuant to Section 2.8(b)(i). Payment of the Change of Control Payments, less applicable Tax withholdings, to the applicable recipients thereof shall be made by the Surviving Company (or the applicable employing Subsidiary) through the Surviving Company’s (or the applicable employing Subsidiary’s) customary payroll process and Buyer shall timely remit, or cause the Surviving Company or the applicable employing Subsidiary to timely remit, such withheld Taxes to the appropriate Taxing Authority on behalf of the applicable recipient. For the avoidance of doubt, Buyer shall not, nor shall it permit the Surviving Company or any of its Subsidiaries to, impose any condition upon the payment of any Change of Control Payment to the recipients thereof. Further, if at any time on or after the Closing, the Seller Representative delivers, or causes to be delivered, to Buyer any other compensatory amounts arising from the transactions contemplated hereby and payable to Persons who, as of the Closing, were current or former employees, directors, consultants or managers of the Company or any of its Subsidiaries (including (a) any compensatory distributions of the Merger Consideration or the Adjustment Escrow Funds or the Seller Representative Expense Fund and (b) the cash-out and cancellation of compensatory bonuses or other payments), then Buyer shall promptly pay, or cause the Surviving Company or its applicable employing Subsidiary to promptly pay, such amounts to the applicable recipient thereof (less applicable Tax withholdings) as part of their next normal payroll cycle and Buyer shall timely remit, or cause the Surviving Company or its applicable Subsidiary to timely remit, such withheld Taxes to the appropriate Taxing Authority on behalf of the applicable recipient.
2.15Tax Withholding. Each of the Company, the Surviving Company, the Paying Agent, Escrow Agent and the Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and timely and properly remitted to the appropriate Taxing Authority by such payor, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
Article III
Representations and Warranties of the Company
Subject to the disclosures set forth on the Schedule (regardless of whether a reference to a specific Schedule is included in any such representation or warranty), the Company hereby represents and warrants to Buyer as of the date hereof and as of the Closing that:
3.1Existence; Good Standing.
(a)The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as currently conducted except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company is duly licensed or qualified to do business as a foreign organization under the Laws of each jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. True, complete and correct copies of the Company’s certificate of incorporation and bylaws as of the date hereof have been, and any amendments entered into subsequent to the date of this Agreement in accordance with the terms of this Agreement will be prior to the Closing, made available to Buyer. Schedule 3.1(a) sets forth a list of the jurisdictions where the Company is qualified to do business as a foreign entity.
(b)The minute books (containing the records of meetings of the shareholders, the board of managers and any committees of the board of managers) and record books of the Company are true, correct and complete in all material respects. Schedule 3.1(b) sets forth a list of all officers, directors or managers of the Company and each Company Subsidiary.
(c)Subject only to the receipt of the Requisite Stockholder Approval, the Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Subject only to the receipt of the Requisite Stockholder Approval, the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been or, in the case of Transaction Documents to be entered into subsequent to the date hereof, will be, duly and validly authorized by all requisite corporate action on the part of the Company and the Company has obtained all necessary corporate approvals from its board of directors required in connection therewith, and no other corporate proceedings on the Company’s part are necessary to authorize such execution, delivery or performance. This Agreement and the other Transaction Documents to which the Company is a party have been or, in the case of Transaction Documents to be entered into subsequent to the date hereof, will be, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents by each of the other parties thereto, constitutes or, in the case of Transaction Documents to be entered into subsequent to the date hereof, will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) to the extent that enforceability may be limited by general equitable principles and by Laws related to the availability of specific performance, injunctive relief or other equitable remedies.
3.2Capitalization. Schedule 3.2(a) sets forth all shares of capital stock of the Company issued and outstanding as of the date of this Agreement, the names of the holders thereof and the class and number of shares held by such holders. Schedule 3.2(b) sets forth each Optionholder and RSU Holder with a listing of the Options and/or Company RSUs held by such Person, the number of vested or unvested Options and/or Company RSUs, and, with respect to the Options, the exercise price per share with respect thereto, all as of the date of this Agreement. Except as set forth on Schedule 3.2(b) or in the Stockholders Agreement or the ABC Shareholders Agreement and any Options and/or Company RSUs issued after the date hereof, there are no outstanding options, restricted stock units, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the capital stock of, or other equity or voting interest in, the Company, to which the Company or any of the Company’s Subsidiaries is a party or is bound requiring the issuance, delivery or sale of shares of capital stock of the Company. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the Stockholders on any matter. Except as set forth on Schedule 3.2(c), there are no Contracts to which the Company is a party or by which it is bound (i) requiring it to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, the Company or (ii) to vote or dispose of any shares of capital stock of, or other equity or voting interest in, the Company. To the Knowledge of the Company, as of the date hereof, except as set forth in the Stockholders Agreement, there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, the Company. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable.
3.3Subsidiaries. The Company’s Subsidiaries and the equity ownership thereof are listed on Schedule 3.3(a) (each a “Company Subsidiary”). Each Company Subsidiary has all requisite limited liability company or corporate or the foreign equivalent thereof, as applicable, power and authority to own, operate and lease its properties and carry on its business as currently conducted except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each Company Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of its jurisdiction of organization, except where the failure to be so organized, validly existing and in good standing (if applicable) would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and is duly qualified or registered to do business as a foreign organization in each jurisdiction in which the failure to be so duly qualified or registered would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as set forth on Schedule 3.3(b), neither the Company nor any Company Subsidiary owns or holds any equity interest in any Person (other than a Company Subsidiary). Except as set forth on Schedule 3.3(c), either the Company or another Company Subsidiary, either alone or collectively, holds of record and owns beneficially all of the outstanding equity interests of each Company Subsidiary, free and clear of any Liens (other than Permitted Liens). All of the issued and outstanding equity interests of each such Company Subsidiary (a) have been duly authorized and validly issued and are fully paid and non-

assessable, (b) were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights, and (c) were issued in compliance with all applicable securities Laws. Other than as set forth in the organizational documents, stockholders agreements or other similar agreements (including the ABC Shareholders Agreement) of the Company Subsidiaries made available to Buyer, (A) there are no outstanding rights, options, rights of first refusal, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or obligations that require or would require any Company Subsidiary to issue, sell or transfer any equity interests in such entity (or securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase equity interests in such entity) and (B) no such Company Subsidiary has an obligation, contingent or otherwise, to repurchase, redeem or otherwise acquire any of its outstanding equity interests.
3.4No Conflict; Consents. Except as set forth on Schedule 3.4, no notice to, filing with, or authorization, consent or approval of any United States federal, state or local, or any supra-national or non-U.S., government, political subdivision, governmental, regulatory or administrative authority, department, instrumentality, agency body or commission, selfregulatory organization, court, tribunal or judicial body, including the U.S. Securities and Exchange Commission (a “Governmental Body”) is necessary for the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (a) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration or termination of the applicable waiting period thereunder and obtaining the consents and approvals (or making the notices and filings, as applicable) under the Competition/Investment Laws which are listed on Schedule 3.4, (b) those the failure of which to obtain or make would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and (c) those that may be required solely by reason of Buyer’s or Merger Sub’s (as opposed to any other third party’s) participation in the transactions contemplated hereby. Neither the execution, delivery or performance by the Company of this Agreement or any Transaction Document to which it is a party nor the consummation by the Company of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or other organizational documents or duly adopted resolutions of the board of directors or similar governing body of the Company or any Company Subsidiary, (ii) except as set forth on Schedule 3.4, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Significant Contract or Real Property Lease to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound, (iii) except for compliance with and filings under the HSR Act and the expiration or termination of the applicable waiting period thereunder, obtaining the consents and approvals (or making the notices and filings, as applicable) under the Competition/Investment Laws listed on Schedule 3.4 and compliance with and filings under any Competition/Investment Laws or other Laws that may be required solely by reason of Buyer’s or Merger Sub’s (as opposed to any other third party’s) participation in the transactions contemplated hereby, violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Body having jurisdiction over the Company or any Company Subsidiary or any of their respective material properties or assets, or (iv) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the material assets of the Company or any Company Subsidiary, which in the case of any of clauses (ii), (iii) and (iv) above, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
3.5Financial Statements. True, correct and complete copies of the following financial statements have been made available to Buyer: (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of July 31, 2021 (the “Balance Sheet Date”), (ii) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019 and December 31, 2020 (the “Audited Balance Sheets”), (iii) the unaudited consolidated balance sheet of the Company and its

Subsidiaries for the nine months ended September 30, 2021 and, (iv) in each case, the related consolidated statements of operations, stockholders’ equity, and cash flows for the periods then ended (collectively, the “Financial Statements”). The Financial Statements (a) have been prepared in accordance with GAAP consistently applied, except as may be indicated in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of footnotes and year-end adjustments, (b) fairly present, in all material respects, the financial position, results of operations, stockholders’ equity, and cash flows of the Company and its Subsidiaries on a consolidated basis, as of the dates and for the periods indicated (subject, in the case of unaudited Financial Statements, to the absence of footnotes and year-end adjustments), and (c) were prepared in accordance with the books and records of the Company and its Subsidiaries. In the past three (3) years, (i) there has not been any significant deficiency or weakness in any material system of internal accounting controls used by the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, any fraud that involves the management or other employees of the Company or an of its Subsidiaries who have a role in the preparation of financial statements or internal accounting controls used by the Company or any of its Subsidiaries, or (iii) any material claim or allegation regarding any of the foregoing.
3.6Absence of Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liability or obligation that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on the consolidated balance sheet of the Company and its Subsidiaries dated as of the date of this Agreement, other than (a) those reflected on or reserved against in the Financial Statements (including the notes thereto), (b) liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date, (c) those that are described in this Schedule 3.6 or that are expressly permitted to be incurred in accordance with this Agreement, (d) obligations for earn-outs, bonuses (including retention payments) or other post-closing or deferred purchase price obligations incurred in connection with the transactions and acquisitions described on Schedule 1.1(b), and (e) those that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
3.7Absence of Certain Changes. Except as set forth on Schedule 3.7 or reasonable actions to protect human health and safety and limit the spread of COVID-19 Pandemic or the direct or indirect effects thereof (including any COVID-19 Measures), from the Balance Sheet Date, (a) the Company and its Subsidiaries have conducted their business in the ordinary course of business in all material respects, (b) there has not been a Company Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has taken or had occur any of the actions or events described in Sections 5.1(b)(i)-(xix).
3.8Litigation. Except as set forth on Schedule 3.8, there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or against the properties or assets of the Company or any Company Subsidiary, in each case where the amount in controversy with respect to a particular matter (or series of related matters) is in excess of $250,000. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order (i) under which the Company or any of its Subsidiaries has any material outstanding payment obligation, (ii) which would reasonably be expected to prevent, delay, make illegal or otherwise interfere with the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents or (iii) which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
3.9Tax Matters. Except as set forth in Schedule 3.9:
(a)The Company and each Company Subsidiary has filed all material returns, including any amendment thereof (“Tax Returns”), relating to federal, state, local, foreign and other taxes, including without limitation, income taxes, alternative or add-on minimum taxes, excise taxes, sales taxes, use taxes, franchise taxes, employment and payroll related taxes, withholding taxes, transfer taxes (other than Transfer Taxes), gross receipts taxes, severance taxes, stamp taxes, occupation taxes, premium taxes, windfall profits taxes, social security taxes, unemployment taxes, disability taxes, real property taxes, personal property taxes, registration taxes, value added taxes and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, “Taxes”) required to be filed by them with a Governmental Body exercising (or purporting to exercise) any authority with respect to any Tax (a “Taxing Authority”) under applicable Law prior to the date hereof. All Taxes shown as owing by the Company (and each of its Subsidiaries) on all such Tax Returns have been paid or adequately reserved on the Company’s (or the applicable Subsidiary’s) books and records.
(b)The Company and Company Subsidiaries have filed a Tax Return in all jurisdictions where they are required. No country or state in which the Company or any Company Subsidiary has not filed a Tax Return has, to the Knowledge of the Company, asserted in writing that the Company or such Company Subsidiary is required to file such Tax Return in such jurisdiction. The Company has properly collected and remitted sales and similar Taxes with respect to sales made by it to the extent required to be collected and remitted and retained any appropriate Tax exemption certificates and other documentation.
(c)There are no material Liens for Tax upon the assets of the Company or any Company Subsidiary, except Permitted Liens.
(d)The Company and each Company Subsidiary have (or will have prior to Closing) withheld and paid all Taxes required to have been withheld and paid prior to the Closing in connection with amounts paid or owing to any employee, former employee, creditor, Affiliate, customer, supplier or other third party, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(e)Neither the Company nor any Company Subsidiary has waived any statute of limitations for any material Taxes or agreed to any extension thereof that is currently in effect, except customary extensions of time to file Tax Returns.
(f)No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Within the six-year period ending on the date hereof, neither the Company nor any Company Subsidiary has received any written ruling of a Taxing Authority relating to Taxes or entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local, or foreign Tax Law).
(g)Neither the Company nor any Company Subsidiary is required to include in income any adjustment pursuant to Code Section 481(a) by reason of a voluntary change in accounting method initiated by the Company (or any Company Subsidiary), and the Internal Revenue Service has not proposed an adjustment or change in accounting method of the Company or any Company Subsidiary within the six-year period ending on the date hereof.
(h)Neither the Company nor any Company Subsidiary has engaged in any “listed transactions” that were required to be disclosed pursuant to Code Section 6011 and Treasury Regulation Section 1.6011-4(b)(2).
(i)The Company is treated as a corporation for U.S. federal income tax purposes.
Notwithstanding anything herein to the contrary, (i) no representations or warranties are being made concerning the amount of, or Buyer’s, the Company’s, or any Company Subsidiary’s ability to utilize or otherwise benefit from, the Company’s or any Company Subsidiary’s net operating losses, capital losses, deductions, Tax credits and other Tax attributes that are attributable to a taxable period (or portion thereof) beginning on or prior to the Closing Date and (ii) the representations and warranties made in this Section 3.9 refer to the past activities, status and positions of the Company and each Company Subsidiary and are not intended to serve as representations or warranties to, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax period (or portion thereof) beginning after the Closing Date.
3.10Employee Benefit Programs.
(a)Schedule 3.10(a) sets forth a list of each material Employee Benefit Program maintained, sponsored in whole or in part, or contributed to by the Company or any Company Subsidiary.
(b)The Company has provided to Buyer true, correct and complete copies of each Employee Benefit Program listed on Schedule 3.10(a).
(c)Except as described in Schedule 3.10(c), for the past three (3) years, the terms and operation of each Employee Benefit Program have complied with all applicable Laws and regulations relating to that Employee Benefit Program except where such failure to comply would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as described in Schedule 3.10(c), no Employee Benefit Program provides or promises any health or other welfare benefits (other than severance benefits) to employees after their employment terminates other than as required by part 6 of subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or pursuant to requirements of applicable Law. With respect to any Employee Benefit Program, to the Knowledge of the Company, there has occurred no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, or breach of any duty under ERISA or other applicable Law which could result in any Taxes, penalties or other liability to the Company or any Company Subsidiary, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No litigation, arbitration or governmental administrative proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Program, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each Employee Benefit Program intended to qualify under Section 401(a) or 501(c)(9) of the Code (i) has received a favorable determination letter from the IRS regarding its qualification under the applicable Code Section or (ii) is maintained under pre-approved plan format and may rely upon a favorable opinion or advisory letter issued by the IRS with respect to such pre-approved plan, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. None of the Company nor any of its Subsidiaries has, in the past three (3) years, maintained, contributed to, or been required to contribute to (i) a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a “multi-employer plan” within the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, (iii) a plan with two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, or (iv) a multiple employer welfare arrangement as defined in ERISA Section 3(40), except, in each case, as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. All contributions due from the Company or any of its Subsidiaries with respect to any Employee Benefit Program have been timely made or have been accrued as liabilities of the Company and properly reflected in the financial statements of the Company in accordance with applicable Law, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries (i) have been required to report to any Governmental Body any corrections made or taxes due as a result of a failure to comply with Section 409A of the Code, or (ii) have any indemnity or gross-up obligation for any taxes or interest imposed by Section 4999 of the Code or any Taxes or interest imposed or accelerated under Section 409A of the Code. The Company is not a party to any contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Law) that will not be cleansed pursuant to the 280G Stockholder Vote set forth in Section 5.4.
3.11Properties.
(a)Neither the Company nor any of its Subsidiaries owns any real property.
(b)Except for any individual item of property with a fair market value of less than $100,000 (provided that all such items have a fair market value of less than $500,000 in the aggregate) or as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have valid title to, or a valid leasehold interest in (or other valid right to use), all of the tangible personal property used by them in their respective business, free and clear of all Liens, except for Permitted Liens.
(c)The real property demised by the leases described on Schedule 3.11(c) (each, a “Real Property Lease” and collectively, the “Real Property Leases”), constitutes all of the real property leased or subleased by the Company and its Subsidiaries.
(d)Except as set forth on Schedule 3.11(d) or as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Real Property Leases are in full force and effect and are valid and binding obligations of the Company or one of its Subsidiaries and, to the Knowledge of the Company, the other parties thereto and enforceable in accordance with its terms, except (x) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (y) to the extent that enforceability may be limited by general equitable principles and by Laws related to the availability of specific performance, injunctive relief or other equitable remedies, and (ii) there is no existing material default or event of default by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, under any Real Property Lease, nor, to the Knowledge of the Company, any event which with notice or lapse of time or both would constitute a material default thereunder by the Company or its Subsidiary (as applicable).
(e)Except as set forth on Schedule 3.11(e) neither the Company nor any Company Subsidiary leases or subleases any real property subject to a Real Property Lease to a third party.
3.12Labor Matters.
(a)The Company has made available to Buyer a list of all employees of the Company and its Subsidiaries, including for each, (i) name or employee identification number, (ii) job title, (iii) date of hire, (iv) annual salary or hourly rate (as applicable), (v) hourly or salaried status (for employees located in the United States), (vi) incentive compensation received in fiscal year 2020, (vii) primary work location, (viii) leave status (if applicable), (ix) employing entity, and (x) visa status (if applicable). Such list shall be updated upon reasonable request by the Buyer and made available to Buyer at least two (2) days prior to the Closing.
(b)Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement, Contract or other agreement with a labor union or labor organization. There are no strikes, lockouts, slowdowns or work stoppages in effect or, to the Knowledge of the Company, threatened and, to the Knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any Company Subsidiary, nor has there been any such effort made in the last twelve (12) calendar months. There is and has been no unfair labor practice, charge or complaint pending, or to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary, that, in each case, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c)The Company and each of its Subsidiaries is and has been in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits and wages and hours, except as would not be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.
(d)Neither the Company nor any of its Subsidiaries has implemented any “plant closing” or “mass layoff” of employees as those terms are defined in Worker Adjustment and Retraining Notification Act of 1988, as amended, or under any similar state or local Law or regulation.
3.13Certain Contracts and Arrangements. Schedule 3.13(a) sets forth a true, complete and correct list of all Contracts (other than any Employee Benefit Program) to which, as of the date hereof, the Company or any of its Subsidiaries is a party and under which there are ongoing obligations (other than customary confidentiality obligations) meeting any of the descriptions set forth below (collectively referred to herein as the “Significant Contracts”):
(a)any Significant Supplier Agreement;
(b)any Significant Customer Agreement;
(c)all employment Contracts with any officers or employees of the Company or any Company Subsidiary pursuant to which the annual base salary for such employee is greater than $250,000 (other than any “at will” Contract that may be terminated by the Company or a Company Subsidiary upon 30 days or less advance notice);
(d)all personal property leases that, in accordance with their terms, involve aggregate payments by the Company and its Subsidiaries of more than $500,000 within the twelve (12) month period ended on the Balance Sheet Date;
(e)all Contracts involving the license to the Company or any of its Subsidiaries of Intellectual Property Assets that are material to the operation of the business of the Company and its Subsidiaries taken as a whole (other than Contracts (i) relating to commercially available off-the-shelf software or (ii) that involve annual payments of no more than $250,000);
(f)all Contracts under which the Company or any of its Subsidiaries have created, incurred, assumed, or guaranteed any Company Debt for borrowed money in excess of $5,000,000;
(g)Contracts for the sale of any material amount of assets of the Company and its Subsidiaries taken as a whole other than in the ordinary course of business;
(h)Contracts containing covenants of the Company or any of its Subsidiaries not to compete in any line of business or in any geographical area in any material respect, other than those which (x) solely restrict a subset of the Company and its Subsidiaries or (y) only a portion of their employees from such activities;
(i)Contracts entered into in the past three (3) years relating to the acquisition or disposition (by merger, purchase of stock or assets or otherwise) by the Company or any of its Subsidiaries of any operating business of any other Person;
(j)partnership, joint venture or similar agreements other than the charters, bylaws and similar organizational documents of the Company or any of its Subsidiaries; and

(k)Contracts (i) granting the counterparty exclusivity or similar rights or (ii) containing a “most favored nation” provision or right of first refusal or offer.
Except as set forth on Schedule 3.13(b) or as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (A) none of the Company or any of its Subsidiaries is in material breach of, or in material default under, any Significant Contract, nor, to the Knowledge of the Company, is any other party to any Significant Contract in material breach of, or material default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or material default by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereunder; (B) each of the Significant Contracts is in full force and effect and is the legal, valid and binding obligation of the Company or one of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, the other parties thereto and enforceable in accordance with its terms, except (x) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (y) to the extent that enforceability may be limited by general equitable principles and by Laws related to the availability of specific performance, injunctive relief or other equitable remedies; and (C) the Company has made available, or caused to be made available, to Buyer true, correct and complete copies of all of the Significant Contracts, together with all material amendments, modifications or supplements thereto as of the date hereof (but excluding sales or purchase orders, rebate agreements, invoices, statements of work and service orders entered into in the ordinary course of business), or a written description of the material terms of any Significant Contract that is not written.
3.14Intellectual Property; Information Technology.
(a)Schedule 3.14(a) contains a complete and accurate list, as of the date hereof, of all issued Patents and Patent applications owned by the Company or any Company Subsidiary, registrations and applications for Marks owned by the Company or any Company Subsidiary, and registrations and applications for Copyrights owned by the Company or any Company Subsidiary and, in each case, material to the business of the Company and its Subsidiaries taken as a whole. Except as disclosed on Schedule 3.14(a) or as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:
(i)the Company and its Subsidiaries own or possess valid rights to use all of the material Intellectual Property Assets used in their business, in the case of the Company Intellectual Property Assets, as the sole owner and free and clear of Liens (other than Permitted Liens);
(ii)all issued Patents, registered Marks and registered Copyrights owned by the Company or any of its Subsidiaries and material to the business of the Company and its Subsidiaries are valid, subsisting, and enforceable, as applicable;
(iii)there are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries alleging that the conduct of the business of the Company and its Subsidiaries, infringes, misappropriates or otherwise violates the proprietary rights of other Persons (“Third Party Rights”);
(iv)the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any Third Party Rights; and
(v)to the Knowledge of the Company, there is currently no material infringement, misappropriation or violation by any person or entity of any of the Company Intellectual Property Assets.

(vi)The Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of all trade secrets and proprietary and confidential information of the Company and its Subsidiaries that are material to the business or operation of the Company and its Subsidiaries and the value of which to the Company and its Subsidiaries is contingent upon maintaining the confidentiality thereof; and no such information has been disclosed other than to employees, representatives, agents, consultants of the Company and its Subsidiaries and third parties all of whom are bound by written confidentiality agreements. All current and former employees and any third party consultants who have participated in the conception or development of any material Company Intellectual Property Assets have executed written agreements with the Company or its Subsidiaries that assign to the Company or its Subsidiaries all rights to any Intellectual Property Assets arising during their employment with the Company or its Subsidiaries and (in the case of employees) relating to the business of the Company or its Subsidiaries.
(vii)No Person other than the Company and its Subsidiaries possesses any current or contingent rights to any source code that is part of any material Company Intellectual Property Assets. Neither the Company nor its Subsidiaries has disclosed or delivered any source code that is part of any material Company Intellectual Property Assets to any Person, other than to employees or consultants performing services for the Company or its Subsidiaries who are under a confidentiality obligation to the Company or its Subsidiaries, as applicable, with respect thereto.
(viii)The Company and its Subsidiaries has not distributed, incorporated or otherwise used any free or open source software in a manner that grants any rights or immunities under any material Company Intellectual Property Assets to any third party, including any requirement that any of the proprietary software owned by the Company or its Subsidiaries and included in or comprising a product or service of the Company or its Subsidiaries: (i) be made available or distributed in source code form; (ii) be licensed for the purpose of making derivative works; (iii) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind, except as required by applicable law; or (iv) be redistributable at no charge. The Company and its Subsidiaries are in compliance with the terms and conditions of all licenses for free or open source software that is contained in any material Company Intellectual Property Assets.
(b)The Business Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Company and its Subsidiaries, in each case, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as set forth on Schedule 3.14(b), during the past twelve (12) months through the date hereof, to the Knowledge of the Company, the Company and its Subsidiaries have not experienced any material disruption to, or material interruption in, the conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of the Business Systems that are owned by or under the control of the Company or its Subsidiaries. The Company and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary for the conduct of the Business Systems without material disruption to, or material interruption in, the conduct of the business of the Company and its Subsidiaries.
(c)The Company and its Subsidiaries have taken commercially reasonable security measures in accordance with common practices in the Company’s industry to prevent the unauthorized disclosure or use of Personal Information and confidential information, including trade secrets, in the Company’s possession or control. To the Knowledge of the Company, there have not been any actual or alleged incidents of data security breaches of the Business Systems involving unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information, in each case, except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries and the conduct of their business are in compliance and have been in compliance for the past three (3) years with all Data Security Laws, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. During the past three (3) years through the date hereof, no Person (including any Governmental Body) has threatened in writing to commence or commenced any Proceeding against the Company or its Subsidiaries with respect to loss, damage, unauthorized access, use, modification, or other misuse of Personal Information on the Business Systems, in each case, except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.
(d)For purposes of this Agreement:
“Business Systems” means all software, computer hardware (whether general or special purpose), telecommunications equipment, interfaces, platforms, servers and computer systems that are owned or leased by the Company or its Subsidiaries; provided, that Business Systems shall not include the systems, infrastructure, applications, technology, equipment, software, data, content or materials that are owned, leased, licensed or otherwise used by customers of the Company and its Subsidiaries, and that are hosted on, linked to, or otherwise related to the services that the Company and its Subsidiaries provides to such customers.
“Company Intellectual Property Assets” means all Intellectual Property Assets owned by the Company or its Subsidiaries.
“Data Security Laws” means all Laws to the extent relating to privacy, security, or security breach notification requirements and applicable to the Company and its Subsidiaries, to the conduct of their business, or to any of the Business Systems.
“Intellectual Property Assets” means:
(i)patents and patent applications, utility models and industrial designs, and all applications and registrations therefor, together with all reissuances, divisions, renewals, revisions, reexaminations, provisionals, continuations and continuations-in-part with respect thereto and including all foreign equivalents (collectively, “Patents”);
(ii)trademarks, servicemarks, trade dress, logos, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals therefor (collectively, “Marks”);
(iii)copyrights, applications and registrations and renewals therefor (collectively, “Copyrights”); and
(iv)trade secrets (“Trade Secrets”).
“Personal Information” means any information that is held or controlled by the Company or its Subsidiaries that, alone, can be used to specifically identify an individual.
3.15Environmental Matters.
(a)The Company and its Subsidiaries have been in compliance with, and have operated their business in compliance with, any Environmental Laws applicable to their business or the operations at the facilities currently or previously owned or leased by such Persons, except for such violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(b)No Hazardous Materials have been produced, sold, used, stored, transported, arranged for transport, handled, released, discharged or disposed of by the Company and its Subsidiaries, at or from the facilities currently or formerly owned or leased by the Company or any of its

Subsidiaries, in a manner that violated any applicable Environmental Law, except for such violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(c)Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Body that such Person is in violation or allegedly in violation of, does not comply with or allegedly does not comply with, any applicable Environmental Law in respect of its operation of any facilities currently owned or leased by such Person (and, to the Knowledge of the Company, any facilities formerly owned or leased by the Company and its Subsidiaries), except for such violations, instances of noncompliance or liabilities that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(d)Each of the Company and its Subsidiaries has all material Permits required to be held by it under applicable Environmental Laws, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, each such Permit is valid and in full force and effect and is not subject to any pending or threatened administrative or judicial Proceeding to revoke, cancel, suspend or declare such Permit invalid in any respect, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is violating any such Permit, except for such instances of noncompliance that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
3.16Insurance Coverage. Schedule 3.16 contains an accurate listing of the material third-party insurance policies maintained by, or for the benefit of, the Company and its Subsidiaries (excluding insurance coverage relating to employee benefits under employee benefit plans) as of the date hereof, all of which are in full force and effect. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has received written notice finally denying any material claim (or coverage with respect thereto), or regarding the termination or cancellation of any such policies or arrangements, in each case, at any time during the twelve (12) months ending on the date hereof.
3.17Permits; Compliance with Laws.
(a)Except as set forth in Schedule 3.17(a) or as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries have all material franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges, in each case, which are issued by or under the authority of a Governmental Body (collectively, “Permits”), necessary to permit them to own their property and to conduct their business as they are presently conducted and (ii) all such Permits are valid and in full force and effect.
(b)Except (i) for past violations for which the Company and its Subsidiaries are not subject to any current Losses, (ii) as set forth in Schedule 3.17(b) or (iii) as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, during the past five (5) years, the Company and its Subsidiaries have operated and conducted their businesses in accordance with all Laws or Orders applicable to the Company or any of its Subsidiaries. During the past five (5) years until the date hereof, none of the Company or any of its Subsidiaries has received written notice of any violation of any such Law or Order applicable to the Company and its Subsidiaries, except for violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
3.18No Brokers. Neither the Company nor any of its Subsidiaries has entered into any Contract, arrangement or understanding with any Person or firm that may result in the obligation of such entity or Buyer to pay any finder’s fees, brokerage or agent’s commissions in connection with the transactions contemplated by this Agreement, other than Credit Suisse Securities (USA) LLC. All fees and expenses owed to Credit Suisse Securities (USA) LLC thereunder shall be Company Transaction Expenses.
3.19Customers.
(a)Schedule 3.19(a) sets forth a complete list of the ten (10) largest customers of the Company and its Subsidiaries determined based on the aggregate amount paid to the Company and its Subsidiaries for services in the twelve (12) month period ended on the Balance Sheet Date (each a “Significant Customer” and each Contract therewith involving $5,000,000 or more in payments to the Company and its Subsidiaries, a “Significant Customer Agreement”).
(b)Except as set forth on Schedule 3.19(b), during the twelve (12) month period ended on the date hereof, no Significant Customer has notified the Company or any Company Subsidiary that it is (i) canceling or terminating its relationship with the Company or its Subsidiaries or (ii) materially and adversely modifying its relationship with the Company or any Company Subsidiary.
3.20Suppliers.
(a)Schedule 3.20(a) sets forth a complete list of the ten (10) largest suppliers of the Company and its Subsidiaries determined based on the aggregate amount paid by the Company and its Subsidiaries for goods or services in the twelve (12) month period ended on the Balance Sheet Date (each a “Significant Supplier” and each Contract (excluding, for the avoidance of doubt, purchase orders, invoices, statements of work and service orders) therewith involving $350,000 or more in payments, a “Significant Supplier Agreement”).
(b)Except as set forth on Schedule 3.20(b), during the twelve (12) month period ended on the date hereof, to the Knowledge of the Company, no Significant Supplier has notified the Company or any Company Subsidiary that it is (i) canceling or terminating its relationship with the Company or any Company Subsidiary or (ii) materially and adversely modifying its relationship with the Company or any Company Subsidiary.
3.21Transactions with Affiliates. Except as set forth in Schedule 3.21, there are no material Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company, on the other hand. None of the Company’s Affiliates owns directly, on an individual or joint basis, or has any interest in any material tangible or intangible property that the Company or any of its Subsidiaries uses in the conduct of its business.
3.22Unlawful Payments. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, in the past five (5) years, neither the Company nor any of its Subsidiaries, and to the Knowledge of the Company, no Representative of the Company or any of its Subsidiaries in the context of operating the Company’s or any of its Subsidiary’s business or acting on behalf of the Company or any of its Subsidiaries, have corruptly offered or given anything of value to: (a) any official of a Governmental Body or political party, or any candidate for political office or (b) any other Person while knowing that all or a portion of such money or thing of value would be used unlawfully or offered, given or promised, directly or indirectly, to any member of a Governmental Body or candidate for political office, in any of the foregoing cases in (a) and (b), for the purpose of: (i) influencing any action or decision of such Person, in his or its official capacity, including a decision to fail to perform his or its official function; (ii) inducing such Person to use his or its influence with any Governmental Body to affect or influence any act or decision of such Governmental Body to assist the Company or any Company Subsidiary in obtaining or retaining business for, or with, or directing business to, any Person; or (iii) where such payment or thing of value would constitute a bribe, kickback or illegal or improper payment or gift to assist the Company or its Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person.
3.23Trade Compliance. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, for the past five (5) years, the Company and its Subsidiaries have conducted their business in compliance with United States economic sanctions Laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and all other applicable import and export control Laws. To the Knowledge of the Company, none of the Company or any of its Subsidiaries conducts transactions or other dealings in connection with the business of the Company or any of its Subsidiaries, with an entity, government, country, group or natural Person (i) that appears on any U.S. Government restricted party list, including the Specially Designated Nationals and Blocked Persons List maintained by OFAC, the Consolidated List of Persons, Groups and Entities subject to European Union financial sanctions maintained by the European Commission, (ii) that is organized or resident in a country or territory that is the subject of comprehensive economic sanctions, currently including Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine, (iii) that is owned or controlled by a Person described in clause (i) or (ii); (iv) with whom a United States or European Union Person is otherwise prohibited from dealing under the relevant Laws of the United States and the European Union, or (iii) that is in violation of any applicable economic sanctions laws, except, in the case of clause (iii), as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. None of the Company or any of its Subsidiaries has, in the past five (5) years through the date hereof, received any written notice of material deficiencies in connection with any export controls, trade embargoes or economic sanctions matter from OFAC or any other Governmental Body in its compliance efforts nor, in the past five (5) years, made any voluntary disclosures to OFAC or any other Governmental Body of facts that could result in any material action being taken or any material penalty being imposed by a Governmental Body against the Company or any of its Subsidiaries, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
3.24Limitations on Representations and Warranties. Except as expressly set forth in this Article III or in the officer’s certificate delivered to the Buyer pursuant to Section 8.2(d), the Company makes no representation or warranty, express or implied, at Law or in equity, with respect to itself, any of its Subsidiaries, any of its other Affiliates, or any of its or their respective assets, liabilities, businesses or operations (including in respect of the correctness, accuracy or completeness of any Contract or certificate furnished or made available, or to be furnished or made available (including by way of information included or referred to in the electronic data room or otherwise), or statement made, by the Company, any of its Affiliates or their respective Representatives in connection with the transactions contemplated herein), and any such other representations or warranties are hereby expressly disclaimed.
Article IV
Representations and Warranties of Buyer
Buyer hereby represents and warrants to the Company that:
4.1Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer and Merger Sub each have all requisite corporate power and authority to own, operate, lease and encumber its properties and to carry on its business as currently conducted.
4.2Authority. Buyer and Merger Sub each have all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents and the performance by Buyer and Merger Sub of its obligations under this Agreement and the other Transaction Documents to which either of them is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action in respect thereof and no other corporate action on the part of Buyer or Merger Sub is necessary to authorize the execution and delivery by Buyer and Merger Sub of this Agreement and the other Transaction Documents to which either of them is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which either them is a party have been duly executed and delivered by Buyer and/or Merger Sub (as applicable) and, assuming due and valid authorization, execution and delivery by the other parties thereto, is a valid and binding obligation of Buyer and Merger Sub enforceable against each of them in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) to the extent that enforceability may be limited by general equitable principles and by Laws related to the availability of specific performance, injunctive relief or other equitable remedies.
4.3No Conflict; Consents. No notices to, filings with, or authorizations, consents or approvals of any Governmental Body are necessary for the execution, delivery or performance of this Agreement or any of the Transaction Documents to which Buyer or Merger Sub is a party or the consummation by Buyer and Merger Sub of the transactions contemplated hereby and thereby, except for (a) compliance with and filings under the HSR Act and the expiration or termination of the applicable waiting period thereunder and obtaining the consents and approvals (or making the notices and filings, as applicable) under the Competition/Investment Laws which are listed on Schedule 3.4, and (b) those set forth on Schedule 4.3. There are no facts or circumstances concerning Buyer, Merger Sub or any of their Affiliates that might reasonably be expected to (x) result in the refusal of any Governmental Body to grant the applicable consents and approvals described in Section 8.1(a), or (y) materially delay obtaining such consents and approvals. None of Buyer, Merger Sub or any of their respective Affiliates has taken any action pursuant to which Buyer, Merger Sub or any such Affiliate has ongoing obligations which action, if taken after the date hereof and prior to the Closing, would constitute a breach or violation or failure to comply with the covenants set forth in Section 6.2(d). Neither the execution, delivery and performance of this Agreement or any of the Transaction Documents to which Buyer or Merger Sub is a party nor the consummation by Buyer or Merger Sub of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or other organizational documents or duly adopted resolutions of the board of directors or similar governing body of Buyer or Merger Sub, (ii) except as set forth on Schedule 4.3, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer or Merger Sub or any of their respective Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Body applicable to Buyer or Merger Sub or any of their respective Subsidiaries or any of their respective material properties or assets, except in the case of clause (ii) above, for violations which would not affect Buyer’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby prior to the End Date or be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby. Buyer is not a “foreign person” as defined in Section 721 of the DPA). No consent or approval from any Governmental Body to, from or with any person under or for compliance with the Press Note 3 of 2020 issued under the (Indian) Consolidated Foreign Direct Policy 2020 and the corresponding provisions of (Indian) Foreign Exchange Management (Non-debt Instruments) Rules, 2019, is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated in this Agreement.
4.4Litigation. As of the date hereof, there is no Proceeding pending or, to the Knowledge of Buyer, threatened against Buyer, Merger Sub or any of their respective Affiliates, or against the properties or assets of Buyer or Merger Sub, nor has Buyer or Merger Sub entered into or been subject to any judgment, consent decree, or Order, which, in each of the foregoing cases, would materially and adversely affect Buyer’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby prior to the End Date or be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.
4.5Financing. At the Closing, Buyer shall have immediately available funds sufficient to consummate the transactions contemplated by this Agreement, including the payment of the Merger Consideration (and the other payments described in Sections 2.9, 2.10 and 2.14) and all other amounts, fees and expenses payable by Buyer in connection with the transactions contemplated by this Agreement. Buyer’s and Merger Sub’s obligation to consummate the transactions contemplated by this Agreement is not conditioned upon any financing or funding by any third party.
4.6Solvency. Buyer and Merger Sub are not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer, Merger Sub, the Company or any of their Subsidiaries. Immediately after giving effect to the transactions contemplated by this Agreement and assuming that the Assumptions are correct, Buyer and its subsidiaries (including the Surviving Company and its Subsidiaries), taken as a whole, shall (a) be able to pay their respective debts as they become due, (b) own property which has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all known contingent liabilities) and (c) have sufficient capital to carry on their business. For purposes of this Section 4.6, the “Assumptions” shall mean: (i) that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects as of the Closing and (ii) the satisfaction of the conditions to Buyer’s obligation to consummate the transactions set forth herein.
4.7Brokers. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, agent’s commissions, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon Contracts or arrangements made by or on behalf of Buyer, Merger Sub or any of their respective Affiliates.
4.8Investment Intent. Buyer is acquiring the capital stock of the Company for investment purposes only for its own account and not with a view to the resale or distribution of any part thereof in violation of any federal or state security Laws. Buyer (a) is an “accredited investor” as defined in Rule 501(a) of the rules promulgated under the Securities Act of 1933 (as amended) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Buyer’s investment in the Company; (b) has the ability to bear the economic risks of such investment; (c) has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement; (d) has had a full opportunity to obtain such financial and other information from the Company as it deems necessary or appropriate in connection with evaluating the merits of the investment in the Company, and to conduct whatever due diligence it has deemed appropriate; and (e) has made its own independent investigation and evaluation of the Company and is relying on such investigation and evaluation. Buyer acknowledges that the capital stock of the Company has not been registered under the Securities Act of 1933 (as amended) or any state or foreign securities Laws and that the capital stock of the Company may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933 and the capital stock of the Company is registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act of 1933 (as amended) and any applicable state or foreign securities Laws.
4.9Investigation. Buyer (a) has conducted its own investigation and analysis of the Company and its Subsidiaries (including their business, results of operations, prospects and condition) in entering into the transactions contemplated hereby and is solely relying on the express representations and warranties in Article III and (b) has such knowledge, sophistication and experience in business and financial matters so as to be capable of conducting such investigation and analysis. Buyer is knowledgeable about the industries in which the Company and its Subsidiaries operate and is capable of evaluating the merits and risks of the purchase and sale of the equity of the Company and the other transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer has been afforded full access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation and has conducted a due diligence investigation of the Company and its Subsidiaries and agrees that, other than the representations and warranties in Article III, no representations and warranties are being made regarding the Company or its Subsidiaries.
Article V
Pre-Closing Covenants
5.1Conduct of Business Prior to Closing.
(a)Except (i) as otherwise expressly provided, permitted or required herein, (ii) as set forth on Schedule 5.1, (iii) reasonable action to (a) comply with requirements under applicable Law or (b) protect human health and safety or respond to COVID-19 Pandemic or the direct or indirect effects thereof (including any COVID-19 Measures), or (iv) as consented to in writing by Buyer (including via email), which consent shall not be unreasonably withheld, conditioned or delayed, during the period commencing on the date of this Agreement and ending at the Closing Date or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company and each of its Subsidiaries shall use its commercially reasonable efforts to carry on its business in the ordinary course of business in all material respects; provided, that, (i) the Company or any of its Subsidiaries may use all available cash to pay any Company Transaction Expenses or Company Debt prior to the Closing, for distributions or dividends or for any other purpose, (ii) the Company or any of its Subsidiaries may enter into or pay any bonus arrangements with employees of the Company or its Subsidiaries so long as such bonuses are included in the calculation of Company Transaction Expenses or paid prior to the Closing and (iii) the Company’s or any of its Subsidiaries’ failure to take any action prohibited by Section 5.1(b) will not be a breach of this of Section 5.1(a).
(b)Except (i) as otherwise expressly provided, permitted or required herein, (ii) as set forth on Schedule 5.1, or (iii) reasonable action to (a) comply with requirements under applicable Law or (b) protect human health and safety or respond to COVID-19 Pandemic or the direct or indirect effects thereof (including any COVID-19 Measures), without the prior written consent (including via email) of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, during the Pre-Closing Period, the Company shall use its commercially reasonable efforts to not intentionally, and shall use its commercially reasonable efforts to not intentionally permit any of its Subsidiaries to, directly or indirectly, do any of the following (in each case, excluding transactions, events or other occurrences between the Company and any of its Subsidiaries or between the Company’s Subsidiaries):
(i)split, combine or reclassify, assign, pledge, issue, sell, or authorize or propose the split, combination, reclassification, assignment, pledge, issuance or sale of (A) any equity interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for any such equity interests, or any rights, warrants or options to acquire any such equity interest or other convertible securities of the Company or any of its subsidiaries or (B) any other securities in respect of, in lieu of, or in substation for any equity interests of the Company or any of its Subsidiaries outstanding on the date hereof, in each case, other than in connection with the vesting, cancellation or exercise of Options or Company RSUs;

(ii)declare, set aside, make or pay any dividend or other distribution in respect of any equity interests of the Company or any of its Subsidiaries (other than dividends or distributions made in cash prior to the Closing);
(iii)redeem, purchase or otherwise acquire any outstanding equity interests of the Company or any of its Subsidiaries, other than in connection with the cessation of employment in the ordinary course of business;
(iv)make any change to the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or other organizational documents of the Company and its Subsidiaries;
(v)knowingly waive, release or assign any material rights or claims (including any material write-off or other material compromise of any accounts receivable of the Company or any of its Subsidiaries) other than in the ordinary course of business;
(vi)change accounting policies or procedures, except as required by GAAP; make or change any material Tax election, file any material amended Tax Return, change any accounting period, settle any material Tax claim or assessment relating to the Company or its Subsidiaries, enter into any closing agreement with respect to a material amount of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;
(vii)(i) increase in any material manner the compensation or benefits of any of its directors, officers or employees, except as may be required under existing employment agreements or such increases as are granted in the ordinary course of business and which are consistent with past practice (including ordinary course salary increases and bonus payments), (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not contemplated by any Employee Benefit Program to any director, officer or employee, whether past or present, other than in the ordinary course of business, (iii) enter into, adopt or materially amend any Employee Benefit Program or adopt any employee benefit plan, other than in the ordinary course of business, (iv) grant or increase any severance, retention or termination pay to any current or former director, officer or employee, or increase benefits payable under any existing severance or termination pay policies, or (v) terminate the employment of any employee listed on Schedule C, other than for cause;
(viii)sell, lease, pledge or otherwise dispose of any material properties or material assets of the Company or any of its Subsidiaries, except for Permitted Liens, assignments and/or transfers of assets between the Company and its Subsidiaries and sales or other transactions in the ordinary course of business;
(ix)enter into any merger, consolidation, recapitalization or other business combination or make any other acquisition of any business;
(x)except as specifically provided in this Agreement, materially amend or terminate (except in the event the term thereof ends or termination for breach by the counterparty) any Significant Contract to which the Company or any of its Subsidiaries is party; provided, however, that the foregoing shall in no event prohibit the Company or any of its Subsidiaries from waiving, amending, renewing or extending Significant Contracts in the ordinary course of business;
(xi)settle or compromise any material litigation (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of litigation where the settlement payment is paid prior to the Effective Time or is paid by any Person other than the Company and its Subsidiaries; provided, that the foregoing shall not permit the Company or any of its Subsidiaries to settle any litigation, claim or other Proceeding that would impose material restrictions or changes on the business or operations of the Company or any of its Subsidiaries; or
(xii)enter into any executory agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions.
(xiii)incur any Company Debt for borrowed money that will not otherwise be terminated at Closing in connection with the terms of this Agreement;

(xiv)make any material loans, advances or capital contributions, except advances for travel and other normal business expenses to officers and employees in the ordinary course of business;
(xv)materially amend, become subject to, knowingly waive any material right under or voluntarily terminate any contract of the type described in Section 3.13, including any material Lease (other than (A) bidding for and entering into contracts with customers or suppliers in the ordinary course of business and consistent with past practice, (B) terminations of contracts and Real Property Leases as a result of the expiration of the term of such contracts or material Leases or the default or breach of any counterparty thereto, (C) renewals of contracts and Real Property Leases in the ordinary course of business and consistent with past practice, (D) entering into capital leases in the ordinary course of business and consistent with past practice and (E) terminating employment Contracts for cause);
(xvi)adopt a plan of complete or partial liquidation, dissolution, restructuring or recapitalization;
(xvii)merge, combine or consolidate with any Person;
(xviii)cancel, modify or reduce any insurance coverage other than with respect to any Employee Benefit Program in the ordinary course of business; or
(xix)agree in writing to take any of the foregoing actions.
5.2Access to Information. Without unreasonable disruption of the Company’s or its Subsidiaries’ businesses during the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, give Buyer and its representatives reasonable access, upon reasonable notice and during times mutually convenient to Buyer and senior management of the Company and its Subsidiaries, to the facilities, properties(provided such access shall not (i) permit Buyer, its Affiliates or their respective Representatives to conduct any environmental testing or any “invasive” testing or soil, air or groundwater sampling, including, without limitation, any Phase I or Phase II environmental assessments, (ii) require the disclosure of any source code or other trade secrets, (iii) unreasonably interfere with the conduct of the businesses of the Company or its Subsidiaries, or (iv) violate any COVID-19 Measures), financial books and records of the Company and its Subsidiaries as from time to time may be reasonably requested. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries shall not be required to disclose (A) any information related to the sale process with respect to the Company and its Subsidiaries (or their businesses) or (B) any information if such disclosure would reasonably be expected to (a) jeopardize any attorney-client, work product or other legal privilege or (b) contravene any applicable Laws (including any COVID-19 Measures), fiduciary duty or Contract entered into prior to the date hereof. The information provided pursuant to this Agreement will be used solely for the purpose of effecting the transactions contemplated by this Agreement. Notwithstanding the foregoing, any such access or related activities pursuant to this Section 5.2 may be limited due to the COVID-19 Pandemic and COVID-19 Measures (and the Company’s response thereto) and no access need be granted if the Company or any of its Subsidiaries believes it may jeopardize the health and safety of any employee, independent contract or other agent of the Company or any of its Subsidiaries or any other Person.

5.3No Control of the Company’s Business. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing.
5.4Section 280G. If any “disqualified individual” (as defined under Section 280G of the Code) has a right to any payments and/or benefits that may, separately or in the aggregate, reasonably be expected to cause there to be “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) (the “280G Payments”), then, at least three (3) Business Days prior to the Closing, the Company shall use commercially reasonable efforts to (i) obtain from such person a written waiver (in form and substance reasonably satisfactory to Buyer) of such person’s rights to some or all of such 280G Payments (the “Waived 280G Benefits”) applicable to such person so that all such remaining payments and/or benefits applicable to such person shall not be deemed to be “excess parachute payments” that would not be deductible under Section 280G of the Code (unless otherwise approved by the stockholders of the Company as described in this Section 5.4) and (ii) receive the approval of its stockholders who are entitled to vote in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1, which shall include adequate written disclosure to all stockholders who are entitled to vote prior to such vote, of any such Waived 280G Benefits (the “280G Disclosure”) (such vote referred to as the “280G Stockholder Vote”); provided, that in no event shall this Section 5.4 be construed to require the Company (or any of its Affiliates) (i) to compel any disqualified individual to waive any existing rights under any Contract or agreement that such disqualified individual has with the Company or any of its Subsidiaries or any other Person or (ii) provide any additional value to such disqualified individual in order to receive such waiver, and in no event shall the Company (or any of its Affiliates) be deemed in breach of this Section 5.4 if any such Disqualified Individual refuses to waive any such rights or if the stockholders fail to approve any Waived 280G Benefits. The Company shall provide to Buyer the waiver agreements and any materials to be distributed to its stockholders pursuant to this Section 5.4 at least five (5) Business Days prior to distribution to such disqualified individuals and stockholders and such materials shall be subject to the comment and approval of Buyer (such approval not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, the Company shall deliver to Buyer written certification that either (a) the 280G Stockholder Vote was solicited and the stockholder approval was obtained with respect to any 280G Payments that were subject to the 280G Stockholder Vote, or (b) the Stockholder approval of any 280G Payments was not obtained and as a consequence, such 280G Payments shall not be made or provided to any affected individual. The Company’s failure to include arrangements entered into by Buyer or its Affiliates with any disqualified individual that could not be deductible by Section 280G of the Code (determined without regard to Section 280G(b)(4)(A)) in the stockholder voting materials described herein because Buyer or its Affiliates fail to notify the Company of such arrangements a reasonable period prior to the Closing will not result in a breach of the covenants set forth in this Section 5.4.
Article VI
Additional Agreements
6.1Confidentiality. The terms of the Non-Disclosure Agreement are hereby incorporated herein by reference and such terms shall continue in full force and effect until the Closing, or, in the event of the termination of this Agreement in accordance with its terms, until the later of (a) the first anniversary of such termination and (b) the date such provisions are terminated in accordance with their respective terms. The Parties acknowledge that all information provided by the Seller Representative, the Company and/or its Subsidiaries or their Affiliates and Representatives to Buyer or any of their Representatives or Affiliates in connection with or pursuant to the terms of this Agreement shall be deemed received under, and subject to, the Non-Disclosure Agreement (including the confidentiality and non-use provisions thereof).

6.2Regulatory Authorizations and Consents.
(a)The Buyer shall, and shall cause its Affiliates to, take all actions to obtain any consents and approvals (or waivers thereof) of, and make all notices and filings with, each Governmental Body required to permit the consummation of the transactions contemplated by this Agreement or otherwise required for the satisfaction of the conditions set forth in Section 8.1(a), in each case, as promptly as practicable and in any event prior to the End Date, and to submit promptly any additional information requested by any such Governmental Body and the Company shall cooperate with Buyer in connection therewith as is reasonably requested by Buyer. Except to the extent prohibited by Law, neither the Buyer nor the Company shall participate (or allow its Representatives to participate) in any meeting with any Governmental Body in respect of any filings, investigation or other inquiry in connection with this Agreement or the transactions contemplated hereby unless it consults with such other Party in advance and, to the extent not prohibited by such Governmental Body, gives such other Party (or their Representatives) the opportunity to attend and participate at such meeting. The Parties to this Agreement will (and Buyer will cause its Affiliates to) coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Except to the extent prohibited by Law, the Parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Body or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement. Except to the extent prohibited by Law, each Party will (and Buyer will cause its Affiliates to) consult and cooperate with the other Parties and will consider in good faith the views of one another in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted pursuant to this Section 6.2. Any disclosure or provision of information or documents by one Party (or any of its Affiliates) to the other under this Section 6.2 may be made on an outside counsel only basis, if appropriate. None of the Parties shall (and Buyer will cause its Affiliates not to), nor shall any such Person encourage any other Person to, (i) hinder or delay any Governmental Body’s review or approval of any of the transactions contemplated by this Agreement or (ii) take any actions inconsistent with any such application made to any Governmental Body under this Section 6.2 or which would reasonably be expected to delay or impair the receipt of such approval thereof. Buyer shall be responsible for all filing fees incurred in connection with the filings contemplated by this Section 6.2.
(b)Without limiting the generality of Section 6.2(a) (which for the avoidance of doubt, shall apply to the filings and other applications made pursuant this Section 6.2(b)), Buyer shall, and shall cause its Affiliates to, take all actions necessary to file or cause to be filed, as promptly as practicable but in no event later than two (2) Business Days following the execution and delivery of this Agreement, the filings required of it or any of its Affiliates under the HSR Act with respect to the transactions contemplated by this Agreement (including a Pre-Merger Notification and Report Form under the HSR Act), and to execute and supply promptly any additional documents, information and documentary material that may be requested by the Federal Trade Commission, Department of Justice or any other Governmental Body pursuant to the HSR Act or in connection with the filings made pursuant thereto in connection with the transactions contemplated by this Agreement. The Parties shall (and Buyer agrees to cause its Affiliates to) cooperate in the preparation and prosecution of such application, filing and provision of other information and, except to the extent prohibited by Law, permit the other to review and comment on such application or other filing prior to its submission and shall make such revisions thereto as the other may reasonably request. Each of the Parties and their respective Affiliates shall not, and Buyer shall cause its “ultimate parent entity” (as that term is defined in the HSR Act) not to, extend any waiting period or comparable period or withdraw its Pre-Merger Notification and Report Form under the HSR Act or enter into any agreement with any Governmental Body not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties. Except to the extent prohibited by Law, each of the Parties shall (i) give the other Parties prompt notice of the commencement of any antitrust or foreign investment control Proceeding by or before any Governmental Body with respect to the transactions contemplated by this Agreement, (ii) keep the other

Party informed as to the status of any such Proceeding and (iii) promptly inform the other Party of any material communication to or from any Governmental Body regarding the transactions contemplated by this Agreement. Buyer shall, and shall cause its Affiliates to, take all actions necessary to obtain the required consents or otherwise obtain any clearance required under the HSR Act and any other applicable Competition/Investments Laws for the consummation of the transactions contemplated by this Agreement as soon as practicable and in any event prior to the End Date. Buyer shall pay the filing fees for the Pre-Merger Notification and Report Form under the HSR Act and filing fees or similar expenses applicable to any filings or consents under any other Competition/Investment Laws.
(c)Without limiting the generality of the foregoing provisions of this Section 6.2, Buyer agrees to (and shall cause its Affiliates to) take all actions necessary and use reasonable best efforts to avoid or eliminate each and every impediment, and obtain each consent, clearance or approval, of any Governmental Body to the transactions contemplated by this Agreement and, without limiting the foregoing, if any administrative or judicial action or Proceeding is instituted (or threatened to be instituted) challenging as violative of any applicable Law, or if any statute, rule, regulation, executive order, decree, injunction, administrative order or other Order is enacted, entered, promulgated or enforced or threatened to be enforced by any Person that would make the transactions contemplated by this Agreement illegal or would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated by this Agreement or any objection asserted by a Governmental Body with respect to the transactions contemplated by this Agreement or the granting of the consents, clearances or approvals (or expiration of applicable waiting periods) with respect thereto (including those described in Section 8.1(a)), Buyer shall, at Buyer’s sole cost, take and commit to take all actions and comply with all restrictions and conditions (and shall cause its Affiliates to take and commit to take all actions and comply with all restrictions and conditions), including (and the terms “reasonable best efforts” and “take all actions necessary” in Section 6.2 shall require): (i) selling, licensing, holding separate or otherwise divesting or disposing of assets or conducting its business in a specified manner, or agreeing to sell, license, hold separate or otherwise divest or dispose of assets or conduct its business in a specified manner, (ii) permitting and committing to (and taking all actions to effect) the sale, holding separate or other divestitures or dispositions of, any assets of Buyer, its Affiliates or the Company or any of its Subsidiaries on or after the Closing or the conducting of their business in a specified manner, (iii) terminating or amending, or agreeing to terminate or amend, Contracts or business relationships, (iv) granting concessions and (v) any other structural or conduct remedy, and proposing to do any or all of the foregoing, to resolve any such objections, obtain any consent, clearance or approval (or terminate any applicable waiting period) as promptly as possible (and in any event prior to the End Date) and contest and resist (including by defending through litigation and by exhausting all avenues of appeal and by commencing and threatening to commence and pursue vigorously litigation) any such objection, action or Proceeding (or obtain such consent, clearance or approval) and shall take all actions to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction, administrative order, Law or other Order repealed, rescinded or made inapplicable or not enforced so as to permit consummation of the transactions contemplated by this Agreement. In connection with, but without limiting, the foregoing, Buyer shall (and shall cause its Affiliates to) take any and all actions necessary in order to ensure that (x) no requirement for a waiver, consent or approval of the Federal Trade Commission, the Antitrust Division of the Department of Justice, any State Attorney General or other Governmental Body and (y) no decree, judgment, injunction, temporary restraining order or any other Order in any suit or Proceeding, would preclude consummation of the transactions contemplated by this Agreement prior to the End Date. In furtherance of the foregoing, Buyer shall (and shall cause its Affiliates to) negotiate in good faith with all Governmental Bodies and all third parties in connection with a sale, disposition or divestiture or any other matter referred to in this Section 6.2(c) in order to enter into definitive agreements with all such Persons as early as practicable following receipt by Buyer or any of its Affiliates of any request for additional documents and information or the commencement of an investigation by any Governmental

Body in connection with this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary herein, in no event shall the Company or any of its Affiliates be required or expected to (and the terms “reasonable best efforts” and “take all actions necessary” with respect to the Company shall not be deemed to require the Company to or to cause its Affiliates to) grant any concession, pay any amount, grant any guarantee or provide any other consideration, take any action to retain any of the assets of the Company or any of its Subsidiaries, or sell any assets, grant any rights or enter into any agreements to do the foregoing to obtain any consent or approval under this Agreement or for the transactions contemplated by this Agreement, in each case, unless conditioned upon, and only effective at or following, the Closing and borne by Buyer.
(d)During the Pre-Closing Period, Buyer shall, and shall cause its Affiliates to, refrain from taking any action (including the making of any acquisitions and the entering into of any acquisition, licensing or similar agreement) that would be reasonably likely to delay, or result in the failure of or increase the risk of resulting in the failure of, any of the conditions to the Closing set forth in Section 8.1(a) of this Agreement being satisfied or restrict or materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement.
(e)Notwithstanding anything to the contrary herein, in no event will Seller Representative have any rights or obligations under this Section 6.2 or otherwise be deemed a “Party” for purposes of this Section 6.2.
6.3Press Releases. The Parties will, and will cause each of their Affiliates and representatives to, maintain the confidentiality of this Agreement and will not, and will cause each of their Affiliates and representatives not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, which consent shall not be unreasonably withheld (except that no such disclosure shall contain any financial terms related to the transactions contemplated hereby); provided, however, that a Party may, without the prior consent of the other Parties, issue or cause the publication of any such press release, public announcement or disclosure to the extent that such Party reasonably determines such action to be required by Law, including securities Laws, in which event such Party will use its commercially reasonable efforts to allow the other Parties reasonable time to comment on (or block or otherwise seek a protective order or other appropriate remedy regarding) such press release, public announcement or disclosure in advance of its issuance and such press release, public announcement or disclosure will only contain such information that the disclosing party is required by Law to disclose. Notwithstanding the foregoing, (a) upon the Closing, subject to appliable Law, the Parties shall release a mutually agreed upon joint press release with respect to this Agreement and the transactions contemplated by this Agreement (or, in lieu thereof, separate press releases which have been signed off by each Party), (b) the Parties may make any other press release or other public announcement concerning this Agreement and the transactions contemplated hereby to the extent that such release or announcement contains solely information previously publicly disclosed in accordance with this Section 6.3, (c) the Parties may make disclosures to their respective Representatives as necessary in connection with the ordinary conduct of their respective businesses or as necessary to assist such Party in exercising its rights or satisfying and performing its covenants and obligations under this Agreement, provided, that, the provisions of this Section 6.3 shall apply to such Representatives and the Party disclosing such information thereto shall notify them of the provisions of this Section 6.3 and shall be responsible for any breach of the provisions hereof by them, (d) nothing in this Section 6.3 shall prohibit the Securityholders or their Affiliates from disclosing to their respective current, former or prospective limited partners, investors and partners and their representatives the terms of the transactions contemplated hereby; provided that the recipient of such information is subject to a customary confidentiality and non-disclosure obligation and the Party disclosing such information thereto shall notify them of the provisions of this Section 6.3 and shall be responsible for any breach of the provisions hereof by them, and (e) that the Securityholders and their Affiliates (except for the Company and its Subsidiaries) may provide general information about the subject matter of this Agreement in connection with their respective fund raising, marketing, informational or reporting activities, provided that the recipient of such information is subject to a customary confidentiality and non-disclosure obligation and may provide general non-financial information about the transactions contemplated hereby in connection with their fund raising and marketing activities and, in each case, the Party disclosing such information thereto shall notify the recipient thereof of the provisions of this Section 6.3 and shall be responsible for any breach of the provisions hereof by them. Nothing in this Section 6.3 shall restrict any disclosure reasonably necessary under applicable Law (including securities Laws or applicable stock exchange rules).
6.4Officers’ and Directors’ Indemnification.
(a)For a period of six (6) years after the Effective Time (and such additional period of time as may be necessary to fully and finally resolve any claims for indemnification which have been duly submitted prior to the six year anniversary of the Effective Time), unless otherwise required by applicable Law, Buyer shall not, and shall cause the Company and each of its Subsidiaries not to, amend, repeal or modify any provision in the Company’s or its Subsidiaries’ respective certificate of incorporation or formation, bylaws or limited liability company agreement (or equivalent organizational documents) relating to indemnification, exculpation or advancement of expenses of present and former directors, managers, officers or employees of the Company or any of its Subsidiaries or their respective predecessors (collectively, the “D&O Indemnified Parties”) in any manner that would result in such provisions being less favorable to the D&O Indemnified Parties as in effect on the date hereof. Further, from and after the Closing, Buyer and the Surviving Company shall indemnify, and advance expenses to, each D&O Indemnified Party, in and to the extent of their capacities as such (including service as an officer, director, employee or other fiduciary of the Company or its Subsidiaries or of any other Person if such service was at the request or for the benefit of the Company or its Subsidiaries), in respect of actions, omissions or events through and including the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the fullest extent permitted by Law. Without limiting the generality of the preceding sentence, if any D&O Indemnified Party becomes involved in any actual or threatened action, suit, claim, Proceeding or investigation covered by this Section 6.4(a) after the Effective Time, Buyer and the Company shall, to the fullest extent permitted by Law, promptly advance to such D&O Indemnified Party his or her legal or other expenses prior to the final disposition thereof (including the cost of any investigation and preparation incurred in connection therewith). The Parties agree that the foregoing rights to indemnification and advancement shall also apply with respect to any action to enforce this provision and that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in favor of the D&O Indemnified Parties as provided in the respective limited liability company agreement, certificate of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries, or in any indemnification agreement in existence on the date of this Agreement, shall survive the Closing and shall continue in full force and effect in accordance with the terms thereof.
(b)Notwithstanding anything to the contrary herein, (i) nothing in this Section 6.4 shall be deemed to limit Claims for Fraud, (ii) nothing in this Section 6.4 shall require Buyer or any of its Affiliates, including the Surviving Company, to indemnify any D&O Indemnified Party against or with respect to any Claim for Fraud and (iii) (x) if any D&O Indemnified Party is entitled to be reimbursed or indemnified by any Person other than the Buyer or the Surviving Company, such D&O Indemnified Party shall not be required to recover from or be indemnified by, or to seek such recovery or indemnification from, any such other Person prior to or as a condition to being indemnified as described in this Section 6.4; and (y) in the event that any Person other than the Buyer, the Surviving Company or the Surviving Company’s Subsidiaries is subject to any indemnification, reimbursement or similar liabilities with respect to any D&O Indemnified Party or otherwise incurs any Losses with respect to the subject matter of this Section 6.4 (including Losses in respect of contribution), the Buyer shall indemnify each such Person from, against and with respect to any amounts paid or other Losses arising out of, resulting from or otherwise in respect of such liabilities or Losses.
(c)At the Closing, Buyer shall, or shall cause the Surviving Company to, purchase and pay in full all premiums relating to irrevocable “tail” insurance policies naming all D&O Indemnified Parties as direct beneficiaries that shall provide such D&O Indemnified Parties with coverage for six (6) years following the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) from an insurance carrier with the same or better credit rating as the Company’s and its Subsidiaries’ current insurance carrier with respect to directors’ and officers’ liability insurance and in an amount and scope at least as favorable to the D&O Indemnified Parties as the Company’s and its Subsidiaries’ existing policies or exercise the “tail” on the Company’s existing policy. Buyer shall, and shall cause the Company and its Subsidiaries to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.
(d)From and after the Closing, each of the Buyer and Merger Sub, on behalf of itself and its Affiliates (determined after the Closing and including the Surviving Company and its Subsidiaries) and their respective successors, assigns, legatees and personal representatives (collectively, the “Releasors”), covenants that none of such Persons shall institute any Proceeding against any of the current or former officers or directors (or Persons holding similar positions) of the Company, or any of the Company’s Subsidiaries, in their capacities as such, with respect to any Losses or other liabilities, actions or causes of action, judgments, claims and demands of any nature or description (consequential, compensatory, punitive or otherwise) arising from or relating to actions, omissions or events occurring at or prior to the Closing, whether or not such Person would be entitled to indemnification by the Surviving Company under this Section 6.4 and, effective as of the Closing, each Releasor, to the fullest extent permitted by applicable Law, hereby releases and forever discharges the Company, its Subsidiaries, the Securityholders, and their respective directors and officers (and Persons holding similar positions), managers, employees, equityholders, agents, Representatives, and each of its and their respective Affiliates, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, damages, Losses, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorney’s fees, or liabilities of any nature whatsoever (“Claims”) in law, in equity, by contract, tort or otherwise, or by reason of, relating to or arising from any fact (including, for the avoidance of doubt, relating to the operation of the Company or its Subsidiaries or relating to the subject matter of this Agreement, the Transaction Documents or the transactions contemplated herein), and which the Releasors now has, has ever had or may hereafter have against the respective Releasees arising at or prior to the Closing whether or not relating to Claims pending at, or asserted after, the Closing, and whether arising under any federal, state or local civil or human rights law, or under any other local, state, or federal Law, regulation or ordinance, or under any public policy, contract or tort, or under common law; or any Claim for breach of contract, tort, infliction of emotional distress, defamation, or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters; provided, however, that nothing contained herein shall operate to release any Claims on account of, arising out of, relating to or under the Buyer’s rights under this Agreement or the other Transaction Documents. The Releasors hereby waive any rights he, she or it may have under any Law which provides that the general release hereunder does not extend to Claims which the Releasor does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement.  The Releasors acknowledge that they may hereafter discover facts which are in addition to, or different from, those which they now know or believe to be true with respect to the subject matter of the Claims released hereby, but the Releasors intend to and, by operation of this Agreement, shall have, fully, finally and forever settled and released any and all Claims without regard to the subsequent discovery of existence of such different or additional facts. Without limiting the generality of this paragraph, except for claims for Fraud , no Claim shall be brought or maintained by, or on behalf of, Buyer or its Affiliates or their respective officers, directors, employees, partners, equityholders, members, managers, agents, attorneys, other Representatives, successors and permitted assigns, (including, after the Closing, the Surviving Company) against the Seller Representative, Securityholders, their Affiliates or their respective officers, directors, employees, partners, equityholders, members, managers, agents, attorneys, other Representatives, successors and permitted assigns, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company, the Seller Representative, any Securityholder or any other Person set forth or contained in this Agreement, any Transaction Document or any certificate, instrument, opinion, agreement or other document of the Company, the Seller Representative, any Securityholder or any other Person delivered hereunder, the subject matter of this Agreement, the Transaction Documents or the transactions contemplated herein, the business of the Company and its Subsidiaries or the ownership, operation, management, use or control of such business, any of the Company’s or its Subsidiaries’ assets, or any actions or omissions at, or prior to, the Closing.
(e)The obligations under this Section 6.4 are intended to be for the benefit of each D&O Indemnified Party and Releasee and such D&O Indemnified Party’s and Releasee’s respective estate, heirs and representatives and this Section 6.4 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party or Releasee or such D&O Indemnified Party’s or Releasee’s respective estate, heirs and representatives without the consent of such D&O Indemnified Party or Releasee. It is expressly agreed that the D&O Indemnified Parties and Releasees and such D&O Indemnified Party’s and Releasee’s respective estate, heirs and representatives are third party beneficiaries of this Section 6.4 and entitled to enforce the covenants contained herein. Nothing herein shall affect any indemnification rights that any D&O Indemnified Party or Releasee or such D&O Indemnified Party’s or Releasee’s respective estate, heirs and representatives may have under the organizational documents of the Company or the respective organizational documents of any of the Company’s Subsidiaries, any agreement with the Company or any of its Subsidiaries or any Law.
(f)In the event that, following the Closing, the Surviving Company, its Subsidiaries or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company, its Subsidiaries or Buyer, as the case may be, shall succeed to the obligations set forth in this Section 6.4.
6.5Exclusivity. During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Closing, the Company shall not, directly or indirectly, (a) solicit, encourage or initiate or execute or make any contract or, agreement, instrument, arrangement or understanding with any party, with respect to, or which would reasonably be expected to result in any Acquisition Proposal, or (b) institute, pursue or engage in any discussions or negotiations with, or enter into any agreement with, or provide any information relating to the Company or any of its Subsidiaries or any of their assets or businesses (other than in the ordinary course of business) to, any Person or group of Persons (other than Buyer and its Representatives) in furtherance of an Acquisition Proposal.
6.6Employee Matters.
(a)Subject to any limitations or requirements imposed by Law, for the twelve (12) months immediately following the Closing Date, Buyer shall, and shall cause its Affiliates and the Surviving Company and its Subsidiaries to, provide to those individuals who were employed by the Company or any of its Subsidiaries immediately prior to the Closing Date (the “Company Employees”), (i) base salary or hourly wage rates that, on an individual-by-individual basis, are no less favorable than those provided to such Company Employee immediately prior to the Closing Date, (ii) total cash incentive compensation opportunities and severance that, on an individual-by-individual basis, are no less favorable than the total cash incentive compensation opportunities and severance available to such Company Employee immediately prior to the Closing Date, and (iii) other employee benefits (other than equity-based compensation or change of control bonuses) that are substantially comparable in the aggregate to the other employee benefits provided to such Company Employee immediately prior to the Closing Date.
(b)Following the Closing, Buyer shall, or shall cause its Affiliates and the Surviving Company and its Subsidiaries to, cause any employee benefit plans covering any of the Company Employees following the Closing Date (collectively, the “Post-Closing Plans”) to, except to the extent such service credit would result in a duplication of benefits for the same period of service, (i) recognize the service of each Company Employee with the Surviving Company and its Subsidiaries prior to the Closing Date (including, for avoidance of doubt, any service credit provided by the Surviving Company and its Subsidiaries to such Company Employee in connection with acquisitions occurring prior to the Effective Time) for all purposes, including, without limitation, eligibility to participate, vesting and benefit accrual, satisfaction of any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations (other than benefit accrual under any defined benefit pension plan), (ii) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to Company Employees and their dependents and (iii) with respect to any medical plan, waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to Company Employees or their dependents following the Closing. In addition, to the extent that any Company Employee or dependent thereof has begun a course of treatment with a physician or other service provider who is considered “in network” under a benefit plan of the Surviving Company or its Subsidiaries and such course of treatment is not completed prior to the Closing, Buyer will use reasonable efforts to arrange for transition care under the Post-Closing Plans, whereby such Company Employee or dependent may complete the applicable course of treatment with the pre-Closing physician or other service provider at “in network” rates. Following the Closing, Buyer shall make commercially reasonable efforts to, and to cause the Surviving Company and its Subsidiaries to credit the Company Employees and their dependents under the applicable Post-Closing Plan that is a welfare plan for amounts paid prior to the Closing Date during the plan year in which the Closing Date occurs under a corresponding Employee Benefit Program during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of such Post-Closing Plan. Following the Closing, Buyer shall make commercially reasonable efforts to, and to cause the Surviving Company and its Affiliates to, cause each Company Employee to be eligible to receive under the Post-Closing Plans such periods of vacation leave, sick leave, personal days, holidays and other similar periods of leave as were accrued and available to the Company Employee from the Company or its Subsidiaries immediately prior to the Closing.
(c) For a period of ninety (90) days after the Closing Date, the Buyer shall not, and shall cause the Surviving Company and each of its Subsidiaries to not, terminate employees of the Company or any of its Subsidiaries in such numbers as could trigger any liability or notice requirements under the Worker Adjustment and Retraining Notification Act or any similar Law (the “WARN Act”). Buyer shall cause the Company and its Subsidiaries to comply with any and all applicable notice or filing requirements under the WARN Act. Buyer shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all "M&A qualified beneficiaries" as defined in Treasury Regulation §54.4980B-9.
(d)Nothing contained in this Section 6.6 shall be construed as requiring the continued employment or engagement of any employee or other service provider after the Closing Date. Nothing in this Section 6.6 shall (i) create a third-party beneficiary relationship or otherwise confer any benefit, entitlement, or right upon any Person other than the Parties, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under this Section

6.6 or (ii) be deemed an amendment or modification of, or waiver under, any Employee Benefit Program.
6.7Documents and Information. Subject to any existing confidentiality obligations or, at Buyer’s reasonable request, execution of a reasonable confidentiality agreement, from and after the Closing, Buyer will, and will cause the Surviving Company and its Subsidiaries and their respective Representatives to, provide the Seller Representative and its authorized Representatives with reasonable access (including examining and copying), during normal business hours, upon reasonable notice and in such a manner so as to not unreasonably interfere with the normal operations of the business, to the personnel and books and records of the Surviving Company and its Subsidiaries with respect to periods or occurrences prior to the Closing Date that reasonably relate to any inquiry, audit, investigation, dispute, litigation or other Proceeding or similar matter or other legal requirements or for Tax or financial reporting obligations, or other reasonable business purposes.
6.8Termination of Affiliate Obligations. On or before the Closing Date, except as set forth on Schedule 6.8 and liabilities relating to (x) Options and/or Company RSUs, (y) employment relationships or (z) the payment of compensation and benefits in the ordinary course of business, all liabilities and obligations between the Company, on the one hand, and the Securityholders or any of their Affiliates (other than the Company), on the other hand (including, for the avoidance of doubt, the Stockholders Agreement, shall be terminated with no further liabilities or obligations to Buyer, the Company or any Affiliate thereof, and all costs and expenses incurred by the Company in connection with the termination of such liabilities shall constitute Transaction Expenses.
6.9Contact with Customers, Suppliers and Other Business Relations. During the Pre-Closing Period, Buyer hereby agrees that it is not authorized to, and shall not (and shall cause its employees, agents, Representatives or Affiliates to not), contact any customer, supplier, distributor or other material business relation of the Company or any of its Subsidiaries regarding the Company or any of its Subsidiaries, its business or the transactions contemplated by this Agreement unless approved in writing in advance by a Specified Officer or unless such contact is related to a reasonable business purpose of Buyer or its Affiliates (other than as it relates to this Agreement).
6.10Information Statement; Notice. Promptly following the date hereof (and in no event greater than 10 Business Days from the date hereof), the Company shall prepare and send to each Stockholder that has not executed the Requisite Stockholder Approval or otherwise waived their dissenters’ rights under the DGCL (i) an information statement reasonably acceptable to Buyer that notifies such Stockholders of the Merger and the other transactions contemplated by this Agreement, informs them of their statutory appraisal rights and contains such information in connection therewith required under the DGCL and (ii) any notice required pursuant to Section 262 and/or 228(e) of the DGCL.
6.11Consents. The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers, and approvals of any parties to any Contract as set forth on Schedule 3.4. Such consents, modifications, waivers, and approvals shall be in a form acceptable to Buyer.
6.12Financing Cooperation. Prior to the Effective Time, in the event that Buyer determines in its sole discretion to obtain debt financing at the Closing for the purpose of financing the transactions contemplated hereby or any replacement, amended, modified, alternative or substitute financing thereof (the “Debt Financing”), the Company shall, and shall cause its Subsidiaries and its and their respective officers, managers, directors and employees to, provide and to use commercially reasonable efforts to direct its and their respective accountants, legal counsel and other Representatives, to provide reasonable cooperation with the arrangement of the Debt Financing.

6.13Further Assurances. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the Parties shall act in good faith and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the conditions specified in Article VIII to be satisfied and to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable after the date hereof; provided, that, in the event of any conflict between this Section 6.13 and Section 6.2, Section 6.2 shall control.
Article VII
Tax Matters
7.1Tax Matters.
(a)No Section 338 or Section 336 Election. Neither Buyer, Surviving Company nor any of their Subsidiaries or Affiliates shall make an election under Section 338 or Section 336 of the Code (or any similar or corresponding provision of state or local Tax Law) with respect to the Merger or Surviving Company or its Subsidiaries.
(b)Transfer Taxes. The Company shall be liable for, and shall pay when due, any Transfer Taxes (including for the avoidance of doubt Indirect Transfer Taxes), regardless of the Person on whom such Transfer Taxes are imposed by Law, and the Company shall, at its own expense, prepare and file all necessary Tax Returns and other documentation with respect to all such Taxes payable by the Company hereunder. Such Transfer Taxes shall be a Company Transaction Expense.
(c)Straddle Period. For purposes of this Agreement, the following conventions shall be utilized for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (A) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (B) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes, withholding Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company and its Subsidiaries filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books” methodology. For purposes of clause (B), (1) any Tax or item of income, gain, loss, deduction, or credit resulting from a transaction engaged in by the Company or its Subsidiaries on the Closing Date, but after the Closing, that is outside of the ordinary course of business and not contemplated by this Agreement, shall be allocated to the portion of the Straddle Period beginning on the day after the Closing Date; and (2) Transaction Tax Deductions shall be allocated to the portion of the Straddle Period ending on the Closing Date.
(d)Tax Returns. Buyer shall cause the taxable year of the Company and its Subsidiaries to end on the Closing Date for U.S. federal income Tax purposes (and any state Tax purposes to the extent permitted under applicable Law) by causing the Company to join the “consolidated group” (as defined in Treasury Regulation Section 1.1502-1(h)) of Buyer (or its direct or indirect common parent) and therefore causing the Company’s “consolidated group” to terminate under Treasury Regulation Section 1.1502-1(d) (and any similar or corresponding state Tax Laws), effective as of the end of the Closing Date.
(e)FIRPTA. On the Closing Date, the Company shall deliver to Buyer a certificate in compliance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) (“FIRPTA Certificate”), certifying that, as of the Closing Date, interests in the Company are not U.S. real property interests, together with a notice addressable to the IRS, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2); provided, that notwithstanding anything in this Agreement to the contrary, Buyer’s sole right if the Company fails to provide such certificate shall be to make an appropriate withholding under Sections 897 and 1445 of the Code.
Article VIII
Conditions to the Closing
8.1Conditions to the Obligations of Each Party to Effect the Closing. The respective obligations of each Party to effect the transactions contemplated by this Agreement to occur at the Closing are subject to the fulfillment or waiver by the Company and Buyer by consent in writing at or prior to the Closing Date, of each of the following conditions:
(a)Competition Approvals. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired.
(b)No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Body of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the transactions contemplated hereby illegal or (ii) otherwise prohibiting the consummation of the transactions contemplated hereby.
8.2Additional Conditions to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to effect the transactions contemplated under this Agreement to occur at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Buyer in writing at or prior to the Closing:
(a)Requisite Stockholder Approval. The Company shall have obtained the Requisite Stockholder Approval, which shall not have been withdrawn, terminated, repealed, revoked or rescinded in any respect on or prior to the Closing Date.
(b)Company Representations and Warranties.
(i)The representations and warranties of the Company set forth in Article III (other than those contained in Section 3.1(b) (Power and Authority to Enter into Agreement), Section 3.2 (Capitalization), Section 3.3 (Subsidiaries), Section 3.4(i) and (iii) (No Conflicts; Consents) and Section 3.18 (No Brokers)) shall be true and correct at and as of the Closing Date, as if made at and as of such date (unless such representation and warranty expressly relates to an earlier date, in which case as of such earlier date), without giving effect to Qualifications contained therein, except to the extent such failure of such representations and warranties to be true and correct have not had a Company Material Adverse Effect.
(ii)The representations and warranties of the Company set forth in Section 3.1(b) (Power and Authority to Enter into Agreement), Section 3.2 (Capitalization), Section 3.3 (Subsidiaries), Section 3.4(i) and (iii) (No Conflicts; Consents) and Section 3.18 (No Brokers) and that are Qualified shall be true and correct in all respects and any representations and warranties set forth therein that are not Qualified shall be true and correct in all material respects, in each case, at and as of the Closing Date, as if made at and as of such date (unless such representation and warranty expressly relates to an earlier date, in which case as of such earlier date) and, in each case, disregarding inaccuracies due to changes contemplated by this Agreement and changes requested in writing by Buyer.

(c)Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.
(d)Officer’s Certificate. Buyer shall have received a certificate executed and delivered by an officer of the Company, dated as of the Closing Date, stating therein that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(e) have been satisfied.
(e)No MAE. Since the date hereof, no Company Material Adverse Effect shall have occurred that still constitutes a Company Material Adverse Effect as of the Closing Date, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Company Material Adverse Effect.
(f)Closing Payment Spreadsheet. Buyer shall have received the Closing Payment Spreadsheet.
(g)Termination of Affiliate Obligations. Buyer shall have received proof of termination of all liabilities and obligations between the Company, on one hand, and the Securityholders or any of their Affiliates (other than the Company), on the other hand, for those items set forth on Schedule 6.8.
8.3Additional Conditions to Obligations of the Company. The obligation of the Company to effect the transactions contemplated by this Agreement to occur at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived by the Company in writing at or prior to the Closing:
(a)Representations and Warranties. The representations and warranties of Buyer set forth in Article IV (other than those contained in Section 4.2 (Authority)) shall be true and correct in all respects as of the Closing Date, as if made at and as of such date (unless such representation and warranty expressly relates to an earlier date, in which case as of such earlier date), without giving effect to Qualifications contained therein, except to the extent such failure of the representations and warranties to be true and correct have not had a Buyer Material Adverse Effect. The representations and warranties of Buyer set forth in Section 4.2 (Authority) that are Qualified shall be true and correct in all respects and any representations and warranties set forth therein that are not Qualified shall be true and correct in all material respects, in each case, at and as of the Closing Date, as if made at and as of such date (unless such representation and warranty expressly relates to an earlier date, in which case as of such earlier date).
(b)Performance of Obligations of Buyer and Merger Sub. Buyer and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.
(c)Officer’s Certificate. The Company shall have received a certificate executed and delivered by an officer of Buyer, dated as of the Closing Date, stating therein that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.
Article IX
Survival; Buyer Acknowledgement
9.1Survival.
(a)The Parties and Securityholders, intending to modify any applicable statute of limitations, agree that (a) the representations and warranties of the Company or the Securityholders in this Agreement or in any certificate or other document delivered pursuant hereto shall terminate effective as of the earlier of the Closing or termination of this Agreement, and thereafter there shall be no liability on the part of, nor shall any Claim be made by, any Party, Securityholder or any of their respective Affiliates in respect thereof, (b) the covenants of the Company and the Seller Representative that do not contemplate performance after the Closing shall terminate at the Closing and, after the Closing, there shall be no liability on the part of, nor shall any Claim be made by, any Party or any of their respective Affiliates in respect of any such covenant or agreement that does not contemplate performance after the Closing, (c) the covenants in this Agreement to be performed at or following the Closing shall survive the Closing in accordance with their respective terms only for such period as shall be required for the Party required to perform under such covenant to complete the performance required thereby and (d) this Article IX and Article XI shall survive the Closing or termination of this Agreement indefinitely; provided, that this Section 9.1(a) shall not be deemed to limit Claims for Fraud.
(b)The Buyer, for itself and on behalf of its Affiliates, intend to and acknowledge and agree that, effective as of the Closing, to the fullest extent permitted under applicable Law, including by contractually shortening the applicable statute of limitations, any and all rights, Claims and causes of action it may have against the Securityholders, the Company, the Seller Representative, their Affiliates and their respective officers, directors, employees, partners, equityholders, members, managers, agents, attorneys, other Representatives, successors and permitted assigns, whether arising under, or based upon, any Law for all actions, omissions and events occurring up to and through the Closing (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived and released except for Claims for Fraud. Furthermore, without limiting the generality of this paragraph, except for Claims for Fraud, no Claim shall be brought or maintained by, or on behalf of Buyer or its Affiliates (including, after the Closing, the Company and its Subsidiaries) against the Securityholders, the Seller Representative, their Affiliates or their respective officers, directors, employees, partners, equityholders, members, managers, agents, attorneys, other Representatives, successors and permitted assigns, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company, the Seller Representative or any other Person set forth or contained in this Agreement or (without limiting the post-Closing obligations of a signatory to a Transaction Document for the obligations to be performed following the Closing thereunder) any Transaction Document or any certificate, agreement or other document of the Company, the Securityholders, the Seller Representative or any other Person delivered hereunder, the subject matter of this Agreement, the Transaction Documents or the transactions contemplated herein, the business of the Company and its Subsidiaries or the ownership, operation, management, use or control of such business, any of the Company’s or its Subsidiaries’ assets, or any other events, actions or omissions at, or prior to, the Closing.
(c)From and after the date hereof until the Closing, Buyer’s and its Affiliates’ sole and exclusive remedy, whether in any individual, corporate or any other capacity, with respect to any and all Claims relating (directly or indirectly) to the subject matter of this Agreement, the negotiation, execution or performance of this Agreement, any Exhibit or Schedule hereto, or any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection herewith or therewith, or as a result of any of the transactions contemplated hereby or thereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, will be solely (i) the right, if any, to terminate this Agreement in accordance with Section 10.1, (ii) in the event that this Agreement is terminated in accordance with Section 10.1, recourse for the Willful Breach of the provisions of this Agreement prior to the time of such termination as set forth expressly in Section 10.2 and (iii) prior to the termination of this Agreement, specific performance as provided in Section 11.12 in accordance with the terms thereof. From and after the Closing, Buyer’s and its Affiliates’ sole and exclusive remedy, whether in any individual, corporate or any other capacity, with respect to any and all Claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby or otherwise with respect to ownership or operation of the Company and its Subsidiaries at or prior to the Closing, regardless of the legal theory under which such liability or obligation may be sought to be imposed, will be solely and exclusively against a Party for breach of any agreement or covenant by such Party surviving, and requiring performance at or after, the Closing to the extent provided in Section 9.1(a) or the provisions of the Escrow Agreement and Claims for Fraud (the “Retained Claims”). In furtherance of the foregoing, Buyer hereby irrevocably waives and releases and covenants not to sue, on its own behalf and on behalf of its Affiliates (including, after the Closing, the Company and its Subsidiaries), to the fullest extent permitted under applicable Law, the Securityholders and their and the Company’s Nonparty Affiliates, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it may have against them relating (directly or indirectly) to the subject matter of this Agreement, the negotiation, execution or performance of this Agreement or other document entered into, made, delivered, or made available in connection herewith or therewith, or as a result of any of the transactions contemplated hereby or thereby or the ownership or operation of the Company and its Subsidiaries prior to the Closing, whether arising under or based upon any Law or otherwise and including any rights to rescission of the transactions contemplated hereby and including any rights of contribution, indemnification, reimbursement or other similar rights, in each case, other than the Retained Claims. Furthermore, without limiting the generality of this Section 9.1(c), other than the Retained Claims, no Claim shall be brought or maintained by, or on behalf of, Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) against any Securityholder or their or the Company’s Nonparty Affiliates.
9.2Knowledge. The rights of Buyer to any remedy under this Agreement shall not be impacted or limited by any knowledge that Buyer may have acquired, whether before or after the Closing, nor by any investigation or diligence by Buyer. The Company hereby acknowledges that, regardless of any investigation made (or not made) by or on behalf of Buyer, and regardless of the results of any such investigation, Buyer has entered into this transaction in express reliance upon the representations and warranties of the Company made in this Agreement. The waiver of any condition based upon the accuracy of any representation or warranty, covenant, condition or other agreement herein shall not affect Buyer’s right to any remedy based upon such representation or warranty, covenant, covenant, condition or other agreement.

9.3Acknowledgement by Buyer.
(a)Buyer and Merger Sub each acknowledge and agree, on behalf of themselves and each of their respective Affiliates, that (i) Buyer and Merger Sub have relied, and it is reasonable for Buyer and Merger Sub to rely, solely on the representations or warranties of the Company specifically contained in this Agreement, the certificate delivered pursuant to Section 8.2(d), and on the results of the Buyer’s and Merger Sub’s own independent investigation and verification; (ii) none of Buyer or Merger Sub are affiliated with, related to, or have a fiduciary relationship with, the Company or any of its Affiliates; (iii) no third party is entitled to rely on or is otherwise intended to be a beneficiary of any representation or warranty made by or on behalf of the Company in or pursuant to this Agreement, or any of the statements or information contained herein or in any Appendix, Exhibit or Schedule hereto or otherwise furnished or made available to Buyer, Merger Sub or any of their respective Representatives, investment bankers or other Persons; and (iii) the representations and warranties of the Company expressly and specifically set forth in Article III of this Agreement, the Transaction Documents (with respect to the Person delivering the Transaction Document) and the certificate delivered pursuant to Section 8.2(d) constitute the sole and exclusive representation and warranties of any kind of the Company, any of its Nonparty Affiliates, the Securityholders or any of their respective Representatives in connection with the transactions contemplated by this Agreement, and none of the Company, any of its Nonparty Affiliates, the Securityholders or any of their respective Representatives, has made, and do not make and each specifically negates and disclaims any other representations, warranties, promises, guaranties or statements (including by omission) of any kind or character whatsoever, whether express or implied, oral or written, past, present, or future, of, as to, concerning, with respect to, or in connection with the transactions contemplated by this Agreement (except as (and solely to the extent) made by the Company specifically set forth in this Agreement), including with respect to: (A) the future or historical nature, quality or condition (financial or otherwise) of the assets of the Company or its Subsidiaries; (B) the suitability of the assets of the Company or its Subsidiaries for any and all activities and uses that Buyer may, or may cause the Company or its Subsidiaries to, conduct therewith or thereon; (C) the compliance of or by the assets of the Company or its Subsidiaries or their operation with any past, existing or future Laws; (D) the manner or quality of the construction or materials, if any, incorporated into the assets of the Company or its Subsidiaries; (E) the manner, quality, state of repair or lack of repair of the assets of the Company or its Subsidiaries; (F) any other matter with respect to the physical condition of the assets of the Company or its Subsidiaries; and (G) the accuracy or completeness of any other information provided to (or otherwise acquired by) Buyer, Merger Sub or any of their respective Representatives or Affiliates. None of the Securityholders, the Company (except as expressly set forth in Article III), any of its Nonparty Affiliates, or any of their respective Representatives, make or provide, and Buyer and Merger Sub each hereby waive, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of any of the assets of the Company or its Subsidiaries. Except as expressly set forth in Article III, neither the Company, its Subsidiaries, nor any other Person, whether in any individual, corporate or other capacity, is making, and neither Buyer, Merger Sub nor any of their respective Affiliates is relying on, any representations or warranties, whether oral or written, express or implied, statutory or otherwise, as to any matter concerning the Company or its Subsidiaries or in connection with this Agreement or the transactions contemplated by this Agreement, or the accuracy or completeness of any information provided to (or otherwise acquired by) the Buyer, Merger Sub or any of their respective Representatives or Affiliates.
(b)In connection with Buyer’s and Merger Sub’s investigation of the Company and its Subsidiaries, Buyer, Merger Sub and their respective Representatives have received (individually or through their Representatives or the Company) certain projections, estimates and other forecasts and certain business plan information (including a Confidential Information Memorandum) (collectively, “Projections”). Buyer and Merger Sub each hereby acknowledge that (i) there are uncertainties inherent in attempting to make such Projections, (ii) that it is familiar with such uncertainties, (iii) none of the Company, any Securityholders, any Company Subsidiary or any other Person makes or has made, nor has Buyer or Merger Sub relied upon, any representation or warranty with respect to such Projections and other forecasts or plans, including the reasonableness of any underlying assumptions, (iv) that it is making its own evaluation of the adequacy and accuracy of all Projections so furnished or made available to it (including the reasonableness of the assumptions underlying such Projections), and (v) neither Buyer nor Merger Sub shall have any Claim against the Company or any other Person with respect to such Projections.
    9.4    Recission. Notwithstanding anything to the contrary contained in this Agreement, no breach of any representation, warranty, covenant or agreement contained in this Agreement shall give rise to any right on the part of any Party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.
Article X
Termination
10.1Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by mutual written consent of Buyer and the Company;
(b)by the Company or Buyer, by written notice to the other, if the Closing shall not have occurred on or before 5:30 p.m. (New York City time) on March 21, 2022 (the “End Date”);

provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose (or Buyer, if Merger Sub’s) breach of or failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
(c)by written notice from Buyer following a breach of any covenant or agreement of the Company contained in this Agreement, or if any representation or warranty of the Company contained in this Agreement shall be or shall have become inaccurate, in either case such that any of the conditions set forth in Sections 8.2(b) or 8.2(c) is incapable of being satisfied by the End Date or such breach or inaccuracy is not cured or waived within the earlier of the End Date and twenty (20) days after receipt by the Company of notice of such breach; provided, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to Buyer (i) if it or Merger Sub is then in breach of any representations, warranties, covenants or agreements contained in this Agreement so as to cause the conditions to Closing set forth in Sections 8.3(a) or 8.3(b) not to be satisfied at such time and (ii) unless it has provided prompt written notice of such breach to the Company;
(d)by written notice from the Company following a breach of any covenant or agreement of Buyer or Merger Sub contained in this Agreement, or if any representation or warranty of Buyer contained in this Agreement shall be or shall have become inaccurate, in either such case such that any of the conditions set forth in Sections 8.3(a) or 8.3(b) is incapable of being satisfied by the End Date or such breach or inaccuracy is not cured or waived within the earlier of the End Date and twenty (20) days after the receipt by the Company of notice of such breach; provided, that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to the Company (i) if the Company is then in breach of any representations, warranties, covenants or agreements contained in this Agreement so as to cause the conditions to Closing set forth in Sections 8.2(b) or 8.2(c) not to be satisfied at such time and (ii) unless it has provided prompt written notice of such breach to Buyer;
(e)by the Company or Buyer, by written notice to the other if a Governmental Body of competent jurisdiction has issued an Order or any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; or
(f)by Buyer, if a duly executed copy of the Requisite Stockholder Approval shall not have been delivered to Buyer within twenty-four (24) hours of the execution of this Agreement; provided that any such termination right pursuant to this provision (f) is available only prior to such time as Buyer receives a duly executed copy of the Requisite Stockholder Approval.
10.2Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Buyer, Merger Sub, the Company, or the Seller Representative, or any of their respective Affiliates, directors, officers, employees, partners, managers, members, equityholders or other Representatives, and all rights and obligations of any Party hereto shall cease, except that the Non-Disclosure Agreement and the provisions contained in this Section 10.2, Section 6.1, Section 11.6, Section 11.7, Section 11.8, Section 11.12, Section 11.14, Section 11.15 and Section 11.16 shall survive the termination of this Agreement; provided, however, that the termination of this Agreement shall not relieve any Party hereto from any liability to any other Party (or, as a result of a Willful Breach by Buyer or Merger Sub, Losses incurred or suffered by the Securityholders) as a result of any Willful Breach of this Agreement prior to such termination that was the cause of the failure of the Closing to occur and, in addition, in the event of any termination of this Agreement and a related action for such breach, the prevailing Party or Parties shall be reimbursed by the other Party or Parties to the action for reasonable attorneys’ fees and expenses relating to such action (provided, that the Seller Representative shall bear no such liabilities, all of which will be borne by the Company). For purposes of this Agreement, “Willful Breach” shall mean the breach of a covenant by a deliberate action or deliberate omission taken (or deliberately failed to be taken) intentionally with the knowledge that such action or omission constitutes a material breach of such covenant, and which such knowledge; provided that it is more probable than not that such party knew at the time of such intentional action or omission is or would constitute a material breach, or would reasonably be expected to result in a material breach, of such covenant. For the avoidance of doubt, the failure by Buyer to deliver the full consideration payable pursuant to Section 2.9 at or prior to the Closing or the failure by Buyer to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder will be deemed a Willful Breach of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, if an award of damages is sought against Buyer or Merger Sub for any alleged breach of this Agreement by Buyer or Merger Sub occurring prior to the Closing, the Parties agree such damages shall not be limited to reimbursement of expenses or out-of-pocket costs and will include consequential damages, indirect damages, damages for the benefit of the bargain lost by the Company and the Securityholders (taking into consideration relevant matters, including the opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement and the time value of money), and diminution in value of the Company and the reimbursement of the costs and expenses of the Company. Additionally, the Company may, on behalf of the Securityholders, enforce such award and accept damages for such breach or enforce any claim therefor directly on behalf of the Securityholders and accept such award or (at the election of the Company or the Seller Representative) assign such award or otherwise cause such award to be paid over to the Securityholders (among them in accordance with their entitlements under the organizational documents of the Company).
Article XI
General Provisions
11.1Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given: (a) when delivered by hand (with written confirmation of receipt), (b) when transmitted (except if not a Business Day, then the next Business Day) via email (and sender shall bear the burden of proof of delivery, which shall be deemed satisfied if such notice is also delivered by hand, deposited in registered or certified mail (postage prepaid, return receipt requested), or delivered prepaid to a reputable national overnight air courier service on or before the date that is one (1) Business Day after its transmission by email), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate by notice to the other Parties):
If to the Company (prior to the Closing), to:
    ProKarma Holdings, Inc.
8705 SW Nimbus, Suite 118
Beaverton, OR 97008
Attention: Chief Executive Officer
Email: Dinesh.Venugopal@pkglobal.com

and

Carlyle Partners VI, L.P.
2710 Sand Hill Road, 1st Floor
Menlo Park, California 94025
Attention: Tyler Parker
Patrick McCarter
Email: tyler.parker@carlyle.com
     patrick.mccarter@carlyle.com

with a copy (which shall not constitute notice) to:
Alston & Bird LLP
101 S. Tryon Street, Suite 4000
Charlotte, NC 28202-4000
Attention: C. Mark Kelly
    William B. Snyder, Jr.
Email:    mark.kelly@alston.com
    william.snyder@alston.com

If to the Seller Representative, to:
Carlyle Partners VI Holdings, L.P.
c/o The Carlyle Group
1001 Pennsylvania Ave., NW
Washington, DC 20004
Attention: Patrick McCarter
    Tyler Parker
Email:      patrick.mccarter@carlyle.com
     tyler.parker@carlyle.com
If to Buyer, Merger Sub, or to the Company (after the Closing), to:
Concentrix Corporation
    44111 Nobel Drive
    Fremont, CA 94538
    Attention: Jane Fogarty
Email:      jane.fogarty@concentrix.com

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304
Attention: Allison Leopold Tilley
Drew Simon-Rooke
Email: allison@pillsburylaw.com
drew.simonrooke@pillsburylaw.com

11.2Disclosure Schedules. Certain information set forth in the schedules to this Agreement (the “Schedules”) is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement and none of Buyer or the Company makes any representations or warranties with respect thereto. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed or are within or outside of the ordinary course of business or that such information is material, nor shall such information be deemed to establish a standard of materiality, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule is or is not required to be disclosed or is within or outside of the ordinary of business for purposes of this Agreement. Nothing in this Agreement or in the Schedules shall it be deemed an admission of any liability of, or concession as to any defense available to, Buyer or the Company, as applicable. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Schedule hereto is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item. Any item disclosed in any Schedule shall be deemed to have been disclosed with respect to each section in this Agreement (regardless of whether or not such section is qualified by reference to a Schedule) if the relevance of such disclosure to such section is reasonably apparent on its face. The attachments to the Schedules form an integral part of the Schedules and are incorporated by reference for all purposes as if set forth fully therein. In no event shall the listing or disclosure of any information, document or matter in the Schedules or in the documents referred to therein constitute or be deemed to expand any representation or warranty expressly set forth in this Agreement or imply any representation, warranty, undertaking, indemnity, covenant or other obligation not expressly set out in this Agreement (for this purpose, disregarding the immediately preceding sentence).
11.3Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties; provided, however, that (a)  Buyer shall be permitted to assign all or part of its rights or obligations hereunder to one or more of its Subsidiaries or Affiliates, but no such assignment shall relieve any such assignor of its obligations under this Agreement and (b)  following the Closing, Buyer shall be permitted to collaterally assign its rights and remedies under this Agreement and other Transaction Documents to any lender to Buyer or its Subsidiaries or Affiliates (and their successors and assigns) in respect of financing arrangements entered into in connection with the transactions contemplated hereby, but no such assignment shall relieve any such assignor of its obligations under this Agreement. Any attempted assignment of this Agreement not in accordance with the terms of this Section 11.3 shall be void.
11.4Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any term or provision is prohibited by or invalid under applicable Law, the Company (prior to the Closing) or the Seller Representative (following the Closing), on the one hand, and Buyer, on the other hand, shall negotiate in good faith to replace such provision with a provision that corresponds as closely as possible to the intentions of the Parties as expressed so as to effect the original intent of the Parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
11.5Amendment. Except as set forth in Section 6.4 or Section 11.14, this Agreement may be amended by the Parties by an instrument in writing signed on behalf of each of the Parties at any time; provided, that, no amendment may be made to this Agreement after the Closing without the prior written consent of the Seller Representative.
11.6Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party to this Agreement will pay its own respective expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement. Buyer shall pay all HSR Act filing fees and any filing fees or similar expenses applicable to any filings or consents under any Competition/Investment Laws. Any fees or expenses of the Seller Representative incurred prior to the Closing shall be Company Transaction Expenses and paid by the Company prior to the Closing or included as Company Transaction Expenses and paid by Buyer following the Closing. For the avoidance of doubt, no such expenses of Buyer or its Affiliates shall be deemed expenses of the Company.
11.7Choice of Law/Consent to Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the

State of Delaware, without regard to its rules of conflict of laws. Each of the Parties hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Chancery Court of the State of Delaware, provided, that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal action, suit or Proceeding, such legal action, suit or Proceeding shall be brought in the Federal courts of the United States located in the State of Delaware (in such order, the “Chosen Courts”), for any litigation arising out of or relating to this Agreement or the negotiation, validity or performance of this Agreement or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the Parties hereby agrees not to commence any such litigation other than before one of the Chosen Courts. Each Party agrees that a final, non-appealable judgment in any action or Proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any court of competent jurisdiction, or in any other manner provided by Law. Each Party agrees that service of summons and complaint or any other process that might be served in any action or Proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 11.1. Nothing in this Section 11.7, however, shall limit the right of any Party to serve legal process in any other manner permitted by Law.
11.8Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE NON-DISCLOSURE AGREEMENT OR BY THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE NEGOTIATION, VALIDITY OR PERFORMANCE HEREOF OR THEREOF.
11.9Extension; Waiver. At any time prior to the Closing Date, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other Party with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Party against which such waiver or extension is to be enforced. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. Waiver of any term or condition of this Agreement by a Party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such Party, or a waiver of any other term or condition of this Agreement by such Party.
11.10No Agreement Until Executed. Irrespective of negotiations among the Parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract or other arrangement or understanding among the Parties unless and until this Agreement is executed and delivered by the Parties.
11.11Mutual Drafting. The Parties are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the Parties do not intend that the presumptions of Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.
11.12Specific Performance. Each Party acknowledges and agrees that the other Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a Party, including such Party’s failure to take all actions as are necessary on such Party’s part in accordance with the terms and conditions of this Agreement to consummate the transactions contemplated hereby, would not be adequately compensated by monetary damages alone. Each Party further waives any defense that a remedy at law would be adequate in any action or Proceeding for specific performance or injunctive relief hereunder. Accordingly, in addition to any other right or remedy to which any Party may be entitled under this Agreement, at law or in equity, each Party, prior to a valid termination of this Agreement pursuant to Article X, shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement in any court of competent jurisdiction in accordance with Section 11.7, without posting any bond or other undertaking.
11.13Counterparts. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine, DocuSign or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.
11.14Third Party Beneficiaries. This Agreement shall be binding upon and inure to the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind, except (a) as set forth in Section 6.4, Article IX, and Section 11.15 which shall inure to the benefit of the Persons expressly referenced therein and benefiting therefrom, who are intended to be third-party beneficiaries thereof, (b) the right of the Company on behalf of the Securityholders to pursue Losses (including claims for Losses based on loss of the economic benefits of the transaction to the Securityholders and other Losses described in Article X, to the extent applicable) with respect to any breach of this Agreement by Buyer or Merger Sub, if any, which right of the Securityholders thereto and right of Company to bring such claims therefor (subject to any limitations set forth in this Agreement) is hereby expressly acknowledged and agreed by Buyer and Merger Sub and (c) Section 11.16, which shall inure to the benefit of Alston & Bird LLP and Pillsbury Winthrop Shaw Pittman LLP, who are intended to be a third-party beneficiaries thereof and none of such Sections may be amended, modified or waived in manner adverse to such applicable third-party beneficiary thereof without the consent of such third-party beneficiary. The third-party beneficiary rights referenced in clause (b) of the preceding sentence may be exercised only by the Company prior to Closing (on behalf of the Securityholders) or, if the Closing occurs, thereafter only by the Seller Representative (on behalf of the Securityholders), and no Securityholder in such capacity, whether purporting to act in its capacity as such or purporting to assert any right (derivatively or otherwise) on behalf of the Company or the Seller Representative, shall have any right or ability to exercise or cause the exercise of any such right and, prior to the Closing, the Seller Representative shall have no such rights.
11.15No Recourse. This Agreement and the other Transaction Documents may only be enforced against, and all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement and the other Transaction Documents, or the negotiation, execution, or performance hereof or thereof (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) may only be brought against the entities that are expressly identified as Parties in the preamble to this Agreement (but specifically excluding the Seller Representative) (each, a “Contracting Party”) or, with respect to another Transaction Document, the parties thereto, as applicable, and then only with respect to the specific obligations set forth herein with respect to such Contracting Party or, in the case of the other Transaction Documents, the parties thereto with respect to the specific obligations of such parties set forth therein. No Person who is not a Contracting Party, including the Seller Representative, any current, former or future director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than to the extent a specific named party and signatory to another Transaction Document and then only to the extent of the obligations of such Person set forth therein); and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to enter into, this Agreement. Buyer shall not assert and shall cause the Company and its Subsidiaries not to assert any claim against any present or former director, officer, employee, direct or indirect equityholder or agent of any Securityholder and/or their respective Affiliates, for or with respect to any matter relating to the Company and/or its Subsidiaries or this Agreement. Each of the Nonparty Affiliates is an intended third party beneficiary of this Section 11.15. Nothing in the Section 11.15 shall be deemed to limit Claims for Fraud.
11.16Waiver of Conflicts; Privilege and Legal Representation Matters.
(a)Recognizing that Alston & Bird LLP has acted as legal counsel to the Seller Representative, the Securityholders and their respective Affiliates (including Carlyle Partners VI, L.P. and its Affiliates) and the Company and its Subsidiaries prior to the Closing, and that Alston & Bird LLP intends to act as legal counsel to the Seller Representative, the Securityholders and their respective Affiliates (including Carlyle Partners VI, L.P. and its Affiliates) after the Closing, Buyer (including, effective as of the Closing, on behalf of the Company and its Subsidiaries) hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Alston & Bird LLP representing the Seller Representative, the Securityholders and their respective Affiliates (including Carlyle Partners VI, L.P. and its Affiliates) after the Closing (including with respect to any disputes arising out of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby). In addition, all communications involving attorney-client confidences, work product or similar privilege between the Seller Representative, the Securityholders and their respective Affiliates (including Carlyle Partners VI, L.P. and its Affiliates), the Company, its Subsidiaries and/or their respective Affiliates (including Carlyle Partners VI, L.P. and its Affiliates) prior to the Closing, including, without limitation, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be work product or attorney-client privileges or confidences that belong solely to the Seller Representative, the Securityholders and their respective Affiliates (including Carlyle Partners VI, L.P. and its Affiliates) and not the Company or any of its Subsidiaries; provided, however, that notwithstanding the foregoing, the parties agree that the foregoing sentence shall not apply as to communications that constitute evidence of fraud by the Seller Representative, the Securityholders and their respective Affiliates (including Carlyle Partners VI, L.P. and its Affiliates) and the Company and its Subsidiaries prior to the Closing, and nothing in this Section 11.16 shall in any way limit any claims arising from Fraud. Accordingly, following the Closing, neither the Company nor any of its Subsidiaries shall be entitled to (and Buyer agrees to cause them not to) (i) waive any such privilege or confidence or have any access to any such communications, or to the files of Alston & Bird LLP relating thereto, (ii) take any other action which could cause any such communications to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege or (iii) assert any such privilege or confidence against the Securityholders or Seller Representative. The Seller Representative on behalf of the Securityholders will have the exclusive right to control, assert, or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such communications. Buyer further agrees that none of Buyer or, following the Closing, any of the Company or its Subsidiaries will have any right to access or control any of the Alston & Bird LLP’s records relating to or affecting the transactions contemplated hereby, which, following the Closing, will be the property of (and be controlled by) the Seller Representative on behalf of the Securityholders. In addition, Buyer agrees that it would be impractical to remove all transaction communications with Alston & Bird LLP from the records (including e-mails and other electronic files) of the Company and its Subsidiaries. Accordingly, Buyer will not, and will cause each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries) not to, use any such transaction communication remaining in the records of the Company and its Subsidiaries after Closing in a manner that may be adverse to the Securityholders or any of their Affiliates.
(b)Recognizing that Pillsbury Winthrop Shaw Pittman LLP has acted as legal counsel to Buyer and its respective Affiliates, and that Pillsbury Winthrop Shaw Pittman LLP intends to act as legal counsel to Buyer, the Company and its Subsidiaries after the Closing, the Seller Representative, the Securityholders and their respective Affiliates hereby waives, on their own behalf and agrees to cause their Affiliates to waive, any conflicts that may arise in connection with Pillsbury Winthrop Shaw Pittman LLP representing Buyer, the Company and its Subsidiaries after the Closing (including with respect to any disputes arising out of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby).
11.17Integration; Entire Agreement; Limitation of Liability. This Agreement, the Non-Disclosure Agreement and the other Transaction Documents, together with the Schedules and Exhibits hereto and thereto, and any documents executed by the Parties or their Affiliates simultaneously herewith or pursuant thereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, written and oral, among the Parties with respect to the subject matter hereof and thereof. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Merger and the related transactions exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement in connection with this Agreement or the transactions contemplated hereby.
11.18The Seller Representative Expense Fund.
(a)The Seller Representative shall hold the Seller Representative Expense Fund in the Seller Representative Expense Account as a fund from which the Seller Representative may pay any amounts due by or on behalf of the Securityholders hereunder, including, any reasonable third-party fees, expenses or costs the Seller Representative incurs in performing its duties and obligations under this Agreement by or on behalf of the Securityholders, including amounts under Section 2.9 and Section 2.10 and fees and expenses incurred pursuant to the procedures and provisions set forth in Section 2.10 and legal and consultant fees, expenses and costs for reviewing, analyzing and defending any claim or process arising under or pursuant to this Agreement (collectively, “Administrative Costs”) and amounts owed to the Seller Representative by the Securityholders under Section 11.19(f).

(b)At such time, and from time to time, that the Seller Representative determines in good faith that the Seller Representative Expense Fund will not be required for the payment of such Administrative Costs or other amounts hereunder, the Seller Representative shall distribute (i) to the Paying Agent an amount equal to the aggregate Pro Rata Share of all Stockholders (solely in respect of their Company Common Stock) of the amounts remaining in the Seller Representative Expense Account for further distribution to the Stockholders and (ii) the balance of such amount remaining in the Seller Representative Expense Account to the Surviving Company for further distribution to the holders of Vested Eligible Options and the RSU Holders, in each case, in accordance with Section 2.9(d) and Section 2.9(e). With respect to all amounts provided to the Paying Agent for further distribution to the Stockholders pursuant to this Section 11.18(b), the Seller Representative and Buyer shall deliver joint written instructions in accordance with the Paying Agent Agreement to the Paying Agent to, promptly following receipt of such amounts, pay to each Stockholder (solely in respect of their Company Common Stock) who has delivered to the Company a completed Letter of Transmittal as of such time, the aggregate Pro Rata Share (solely in respect of their Company Common Stock) of such Stockholder with respect to such amounts, which such amount shall be payable by wire transfer of immediately available funds (or by check if so elected in such Stockholder’s Letter of Transmittal) to the account or address designated in such Stockholder’s Letter of Transmittal.
(c)The Seller Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Seller Representative Expense Fund other than as a result of its willful misconduct or actual fraud.
(d)The Seller Representative may, or the Company shall, if requested by the Seller Representative, report and withhold any Taxes from amounts paid by or from the Seller Representative Expense Account as it determines may be required by any Law or regulation in effect at the time of any distribution; provided, however, that the Seller Representative is not acting as a withholding agent or in any similar capacity in connection with the Seller Representative Expense Fund, and has no tax reporting or income distribution obligations hereunder.
11.19The Seller Representative.
(a)Effective as of the Closing, each Securityholder, by virtue of his, her or its approval of this Agreement and/or acceptance of any consideration under this Agreement, irrevocably nominates, constitutes and appoints the Seller Representative to act as agent, agent for service of process and true and lawful attorney-in-fact of such Securityholder, with full power of substitution, to act in the name, place and stead of such Securityholder with respect to this Agreement, the Escrow Agreement or any other Transaction Document (other than any employment agreement or advisory agreement) and the transactions contemplated hereby and thereby and the taking by the Seller Representative of any and all actions (whether prior to, contemporaneously with, or after such nomination, constitution and appointment) and the making of any decisions required or permitted to be taken or made by the Seller Representative under this Agreement, the Escrow Agreement or any other Transaction Document (other than any employment agreement or advisory agreement) or any of the transactions contemplated hereby or thereby, including the exercise of the power to execute, deliver, acknowledge, certify and file (in the name of any or all of the Securityholders or otherwise) any and all documents and to take any and all actions that the Seller Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, including the power to act on behalf of any Securityholder in any dispute, litigation or arbitration involving this Agreement, the Escrow Agreement or any other Transaction Document (other than any employment agreement or advisory agreement) and the transactions contemplated hereby and thereby, the power to receive on behalf of, and to distribute (after payment of any unpaid expenses chargeable to the Securityholders in connection with the transactions contemplated by this Agreement and the Transaction Documents), all amounts payable to such Securityholders under the terms of this Agreement, the Escrow Agreement or any other Transaction Document (other than any employment agreement or advisory agreement) and the power to engage and employ agents and representatives

(including accountants, legal counsel and other professionals) and to incur such other expenses as it shall deem necessary or prudent in connection with the administration of the foregoing. The Seller Representative hereby accepts its appointment as the Seller Representative.
(b)All notices delivered by Buyer following the Closing to the Seller Representative in connection with this Agreement, the Transaction Documents or in connection therewith (whether pursuant to this Agreement or otherwise) shall constitute notice to all Securityholders.
(c)The power of attorney granted in this Section 11.19: (i) is coupled with an interest and is irrevocable, (ii) shall survive the death, incapacity, bankruptcy, dissolution or liquidation of each Securityholder and (iii) may be delegated by the Seller Representative.
(d)Without limiting the generality of Section 11.19 and notwithstanding anything to the contrary contained in this Agreement or the Transaction Documents, Buyer shall be entitled to deal exclusively with the Seller Representative on all matters described in Section 11.19(a) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Securityholder by the Seller Representative, and on any other action taken or purported to be taken on behalf of any Securityholder by the Seller Representative, as fully binding upon such Securityholder on all matters described in Section 11.19(a).
(e)The Seller Representative may at any time designate a replacement Seller Representative and each Securityholder, by virtue of his, her or its agreement to be bound by this Section 11.19, approval of this Agreement and/or acceptance of any consideration contemplated by this Agreement, hereby consents to such replacement Seller Representative. If the Seller Representative shall die, become disabled or otherwise be unable to fulfill its responsibilities as representative of Securityholders, then the Securityholders, by approval of holders of at least 50% of the aggregate Pro Rata Share, shall, within thirty (30) days after such death or disability, appoint a successor representative and, promptly thereafter, shall notify Buyer of the identity of such successor. Any such successor shall upon such notice become the “Seller Representative” for purposes of this Agreement and the former Seller Representative shall distribute to it all amounts then remaining (following payment of any remaining expenses incurred by it hereunder) in the Seller Representative Expense Fund (or cede control of the account holding the Seller Representative Expense Fund) to hold, use and disburse in accordance with this Agreement.
(f)Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, the Seller Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Securityholder shall otherwise exist against the Seller Representative. No bond shall be required of the Seller Representative and the Seller Representative shall receive no compensation for its services. The Seller Representative shall not be liable to any Securityholder for any act done or omitted hereunder as the Seller Representative except for its willful misconduct or actual fraud with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of the absence of willful misconduct or actual fraud). The Seller Representative shall be entitled to be indemnified by the Securityholders (among them in accordance with their respective Pro Rata Share) for any loss, liability or expense incurred without willful misconduct or actual fraud on the part of the Seller Representative with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder (including the hiring of legal counsel and the incurring of legal fees and costs) and, without limiting the Securityholders’ obligations with respect thereto, may fund such amounts from the Seller Representative Expense Fund. The Seller Representative shall be entitled to recover from the Securityholders (among them in accordance with their respective Pro Rata Share) any out-of-pocket costs and expenses incurred by the Seller Representative in good faith and in connection with actions taken by the Seller Representative pursuant to this Agreement or the Transaction Documents contemplated hereby or the acceptance of administration of its duties hereunder (including the hiring of legal counsel and the incurring of legal fees and costs) and, without limiting the Securityholders’ obligations with respect thereto, may fund such amounts from the Seller Representative Expense Fund.
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In Witness Whereof, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMPANY:

ProKarma Holdings, Inc.

By: /s/ Dinesh Venugopal
Name: Dinesh Venugopal
Title: CEO

SELLER REPRESENTATIVE:

Carlyle Partners VI Holdings, L.P.

By: TC Group VI S1, L.P.
Its: General Partner

By: TC Group VI S1, L.L.C.
Its: General Partner

By: /s/ Jeremy W. Anderson
Name: Jeremy W. Anderson
Title: Authorized Person

BUYER:

Concentrix Corporation

By: /s/ Jane Catherine Fogarty
Name: Jane Catherine Fogarty
Title: Executive Vice President, Legal

MERGER SUB:

CNXC Merger Sub, Inc.

By: /s/ Jane Catherine Fogarty
Name: Jane Catherine Fogarty
Title: Executive Vice President, Legal